EXHIBIT 2.2

                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA

                                 Miami Division

In re:                                           Case No. 00-12731-BKC-RAM

CHS ELECTRONICS, INC.,                           Chapter 11 Proceeding

                           Debtor.

_____________________________________/

                  CHS ELECTRONICS, INC.'S DISCLOSURE STATEMENT
            IN SUPPORT OF AMENDED LIQUIDATING PLAN OF REORGANIZATION
                                  MAY 12, 2000

         CHS ELECTRONICS, INC., Debtor in Possession (the "Debtor" or "CHS"), files its Disclosure Statement in support of its Amended Liquidating Plan of Reorganization (the "Plan") dated May 12, 2000.

         PLEASE ADDRESS ALL INQUIRIES CONCERNING THE DEBTOR, THE PLAN AND THIS DISCLOSURE

STATEMENT AND VOTING TO:

                                            TEW CARDENAS REBAK KELLOGG
                                            LEHMAN DEMARIA & TAGUE L.L.P.
                                            ATTORNEY FOR THE DEBTOR
                                            201 SOUTH BISCAYNE BOULEVARD
                                            MIAMI CENTER, SUITE 2600
                                            MIAMI, FL 33131-4336
                                            TEL: (305) 536-1112
                                            FAX: (305) 536-1116
                                            ATTN: THOMAS R. LEHMAN, P.A. OR
                                                      LYNN MAYNARD GOLLIN, ESQ.


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                                                       Case No. 00-12731-BKC-RAM

         NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ITS ACCEPTANCE.

         ALL CREDITORS AND INTEREST HOLDERS ARE HEREBY ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. THE SUMMARIES AND STATEMENTS IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCES TO THE PLAN, THE EXHIBITS HERETO, AND OTHER DOCUMENTS REFERENCED AS FILED WITH THE COURT PRIOR TO OR CONCURRENT WITH THE FILING OF THIS DISCLOSURE STATEMENT. SUBSEQUENT TO THE DATE HEREOF, THERE CAN BE NO ASSURANCE MADE THAT (A) THE INFORMATION AND REPRESENTATIONS CONTAINED HEREIN ARE MATERIALLY ACCURATE; OR (B) THIS DISCLOSURE STATEMENT CONTAINS ALL MATERIAL INFORMATION.

         AFTER THE EFFECTIVE DATE OF THE PLAN, A PORTION OF CERTAIN DISTRIBUTIONS UNDER THE PLAN MAY BE SUBJECT TO SUBSTANTIAL DELAYS FOR CREDITORS AND INTEREST HOLDERS WHOSE CLAIMS AND INTERESTS ARE CLASSIFIED IN CLASSES THAT CONTAIN DISPUTED CLAIMS OR INTERESTS. THE AMOUNT OF ANY DISTRIBUTION MAY VARY SUBSTANTIALLY DEPENDING UPON THE TOTAL AMOUNT OF ALLOWED GENERAL UNSECURED CLAIMS.

         THIS DISCLOSURE STATEMENT HAS BEEN REQUIRED TO BE PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NON-BANKRUPTCY LAW. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING INTERESTS IN CHS SHOULD EVALUATE THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH IT WAS PREPARED.

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

         THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PREPARED BY THE DEBTOR WITH INFORMATION FROM THE DEBTOR'S BOOKS AND RECORDS AND FROM INFORMATION FROM THE DEBTOR'S MANAGEMENT COMPANY, JOURNEY HOLDINGS, LTD., OR

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                                                       Case No. 00-12731-BKC-RAM

EUROPA IT ApS, AND HAS NOT BEEN SUBJECT TO CERTIFIED AUDIT. THE DEBTOR HAS MADE EVERY EFFORT TO ENSURE THAT THE INFORMATION CONTAINED HEREIN IS COMPLETE AND ACCURATE; HOWEVER, THE DEBTOR IS UNABLE TO WARRANT OR REPRESENT THAT THIS INFORMATION IS WITHOUT ANY INACCURACY.

         A BALLOT ACCOMPANIES THIS DISCLOSURE STATEMENT FOR THE USE OF CREDITORS IN VOTING ON THE PLAN. YOUR VOTE IS IMPORTANT. YOU ARE URGED TO CAREFULLY REVIEW THE PLAN, THIS DISCLOSURE STATEMENT, AND THE BALLOT.


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                                                       Case No. 00-12731-BKC-RAM

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

SECTION I - INTRODUCTION......................................................1

    A.       Purpose of Disclosure Statement..................................1
    B.       Source of Information............................................1
    C.       Important Highlights of the Plan.................................2
    D.       Summary of Plan..................................................3
    E.       Recommendation...................................................4
    F.       Voting...........................................................4

SECTION II - HISTORICAL BACKGROUND INFORMATION................................7

    A.       History and Organization of the Debtor...........................7
    B.       Pre-Petition Financial History and Results of Operations........11
    C.       Events Leading to Chapter 11 Filing.............................16
    D.       Pre-Petition Litigation.........................................28

SECTION III - SUMMARY OF THE DEBTOR'S BANKRUPTCY CASE........................29

    A.       Post-Petition Financial/Operations..............................29
    B.       Significant Events During Chapter 11 Case.......................29

SECTION IV - INFORMATION REGARDING CLAIMS AND SUMMARY
             OF PLAN OF REORGANIZATION.......................................31

    A.       Administrative Claims...........................................31
    B.       Class 1 - Priority Tax Claims...................................33
    C.       Class 2 - Other Priority Claims.................................34
    D.       Class 3 - Unsecured Claims Other than Guarantee Claims..........34
    E.       Class 4 - Guarantee Claims......................................36
    F.       Class 5 - Secured Claims........................................37
    G.       Class 6 - Administrative Convenience Unsecured Claims...........38
    H.       Class 7 - Subordinated Securities Claims........................38
    I.       Class 8 - Old Common Stock Interestholders .....................39

SECTION V - SOURCE OF FUNDING AND MEANS FOR IMPLEMENTING PLAN................39

SECTION VI - EXECUTORY CONTRACTS AND LEASES  ................................73


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SECTION VII - VOIDABLE TRANSFERS AND OTHER CAUSES OF ACTION................. 74

SECTION VIII - CERTAIN FEDERAL INCOME TAX CONSEQUENCES ..................... 75

SECTION IX - ALTERNATIVES TO THE PLAN ...................................... 76

SECTION X - CONCLUSION ..................................................... 77


                        EXHIBITS TO DISCLOSURE STATEMENT

Exhibit "1"            Debtor's Amended Plan of Reorganization

Exhibit "2"            List of Companies in which Debtor has Interest

Composite
Exhibit "3"            Financial Information Regarding the European Subsidiaries

Composite
Exhibit "4"            Pro Formas for European Subsidiaries

Exhibit "5"            List of Subsidiaries placed in Receiverships or Voluntary
                       Creditor Proceedings

Exhibit "6"            EuropaIT Opening Balance Sheet

Exhibit "7"            EuropaIT's Incorporation Documents and By-Laws

Composite
Exhibit "8"            Profile of European Subsidiaries

Exhibit "9"            Form of Securities

Exhibit "10"           Indenture for the Notes

Exhibit "11"           EuropaIT Business Plan

Exhibit "12"           Pre-Petition Litigation

Exhibit "13"           Liquidation Analysis


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                                                       Case No. 00-12731-BKC-RAM

                                    SECTION I
                                  INTRODUCTION

A.       PURPOSE OF DISCLOSURE STATEMENT

         Pursuant to section 1125 of the Bankruptcy Code, the Debtor submits this Disclosure Statement to the holders of claims against or interests in the Debtor's estate, in order to disclose adequate information deemed material, important and necessary for the Debtor's Creditors and interested parties to arrive at a reasonably informed decision in exercising their right to vote to accept, reject or object to the Amended Liquidating Plan of Reorganization (the "Plan"). This Disclosure Statement discusses, among other things, voting instructions, recovery information, classification and treatment of Claims and Interests, the Debtor's history, business, assets, causes of action, results of operations, projections of future operations and a summary and analysis of the Plan. All Creditors and Interest holders are advised to read this Disclosure Statement, including the Plan attached hereto as EXHIBIT "1" and the other exhibits in their entirety before voting to accept or reject the Plan.

         This Disclosure Statement has been approved by the Bankruptcy Court for use in the solicitation of acceptances of the Plan. The Bankruptcy Court's approval of the Disclosure Statement does not constitute an endorsement of any of the representations contained either in this Disclosure Statement nor the Plan, nor does it constitute an endorsement of the Plan itself.

B.       SOURCE OF INFORMATION

         Except as otherwise expressly indicated, the exhibits to and portions of this Disclosure Statement describing the Debtor, the Debtor's business, and the Plan have been prepared by the Debtor and Europa IT ApS. Financial information, forecast, and operating data have been

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                                                       Case No. 00-12731-BKC-RAM

provided by the Debtor's and Journey Holdings, Ltd.'s management and representatives and from reports filed with the Securities and Exchange Commission (the "SEC"). Where applicable, financial data has been compiled using generally accepted accounting principles and standards based upon information derived from the Debtor's and its subsidiaries' business records. However, the information contained in this Disclosure Statement has not been subject to a certified audit and may be subject to correction.

         No representation concerning the Debtor, particularly the value of the Debtor's assets, other than as set forth in this Statement, is authorized by the Debtor. Any representations or inducements made to secure your acceptance or rejection of the Plan which are other than as contained in this Statement should not be relied upon in arriving at a decision whether to vote for or against the Plan; and any such additional representations and inducements should be reported to counsel for the Debtor or the United States Trustee, who in turn shall seek such relief from the Court as may be deemed appropriate under the circumstances.

         CAPITALIZED TERMS USED IN THIS STATEMENT AND NOT EXPRESSLY DEFINED HEREIN ARE DEFINED IN THE PLAN. A REFERENCE IN THIS STATEMENT TO AN "ARTICLE" REFERS TO AN ARTICLE OF THE PLAN. A REFERENCE IN THIS STATEMENT TO A "SECTION" REFERS TO A SECTION OF THIS STATEMENT.

C.       IMPORTANT HIGHLIGHTS OF THE PLAN

         The Plan provides for the liquidation and the distribution of the Debtor's Assets to Creditors in two ways. First, the Plan provides for the sale of the Debtor's European Assets to a non-affiliated entity, Europa ITApS, a Danish corporation, pursuant to the Stock Purchase Agreement, free and clear of all liens, claims, encumbrances and interests, pursuant to the Letter

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                                                       Case No. 00-12731-BKC-RAM

Agreement entered into by CHSE, Europa, the Holders, and the Stock Purchase Agreement. Subject to Court approval, some or all of the European Assets may be sold to an entity other than Europa. Second, the Excepted Assets shall be transferred to the Liquidating Trust and the proceeds from the liquidation of the Excepted Assets shall be distributed to Creditors.

         The European Assets represent a very substantial portion of the Debtor's total assets. In exchange for the transfer of the Debtor's European Assets, the Debtor will receive 20% of the fully diluted Europa Common Stock, Europa Thirty Month Notes and Europa Preferred Stock. All the foregoing consideration transferred by Europa in exchange for the European Assets shall be distributed to Creditors under this Plan. If another entity is approved by the Court to purchase all or some of the European Assets, the consideration of such sale will be distributed to Creditors under the Plan.

         This Plan provides for distributions only to Claimholders (other than the holders of Subordinated Securities Claims) who hold Claims as of the Record Date. There will not be a distribution to holders of Subordinated Securities Claims or Interestholders and the latter's Interests shall be canceled.

         The Plan cannot become effective until after it is confirmed by the Court. The Debtor estimates that the Effective Date will occur approximately thirty (30) days after the Court confirms the Plan.

D.       SUMMARY OF PLAN

         The classification and treatment of Creditors and Interest holders under the Plan are discussed in Articles III, IV and V of the Plan and are generally summarized in Section IV of the

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                                                       Case No. 00-12731-BKC-RAM

Disclosure Statement. Section of the Disclosure Statement does not include estimates for unresolved, unreconciled or Disputed Claims. The Debtor believes that resolution of such claims is likely to materially decrease the estimated amount of Unsecured Claims in Class 3 of the Plan.

E.       RECOMMENDATION

         The Debtor recommends that all Creditors and Interest holders entitled to vote on the Plan cast their ballots to accept the Plan based on the belief that the Plan provides the greatest and earliest possible recoveries to the Debtor's Creditors. The Debtor further believes that acceptance of the Plan is in the best interests of all parties in interest and any alternative plan or sale would result in further delay, uncertainty and expense to the Debtor's Estate and a significantly reduced recovery by Creditors.

F.       VOTING

         1. ELIGIBILITY TO VOTE. Classes of claims or equity interests that are not "impaired" under a plan of reorganization are conclusively presumed to have accepted the plan of reorganization and, therefore, are not entitled to vote. Acceptances of the Plan in this Case are being solicited only from those persons who hold Claims in an impaired class. A class is "impaired" if the legal, equitable, or contractual rights attaching to the claims or equity interests of that class are modified. Modification for purpose of determining impairment, however, does not include curing defaults and reinstating maturity or payment in full in cash.

         The Debtor's Plan divides Creditors' Claims against and Interests in the Debtor into various classes and provides separate treatment for each Class. Under the Plan, Classes 1, 2, and 5 are not unimpaired and not entitled to vote. Holders of Administrative Claims under the Plan

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                                                       Case No. 00-12731-BKC-RAM

are not entitled to vote. Classes 3, 4, and 6 are impaired under the Plan, and holders of Claims in such Classes are entitled to vote pursuant to Article IV of the Plan. Classes 7 and 8 will not receive a Distribution under the Plan, are deemed to have rejected the Plan and are not entitled to vote.

         The record date for determining any Creditor's or Interest holders' eligibility to vote on the Plan shall be the Confirmation Date. Only those Creditors and Interest holders entitled to vote on the Plan will receive a Ballot with this Statement.

         The Creditors and Interest holders whose Claims and Interests are objected to prior to the Ballot Date are not eligible to vote unless the objection is resolved, or after notice and hearing pursuant to Bankruptcy Rule 3018(a), the Court allows the Claim or interest temporarily for the purpose of voting to accept or reject the Plan. Any Creditor or Interest holder that wants its Claim or Interest to be allowed temporarily for the purpose of voting must take the steps necessary to arrange an appropriate hearing with the Court under Rule 3018(a). Creditors and Interest holders whose Claims and Interests are being objected to will be sent notice of same pursuant to the Rules.

         2. BALLOTS In voting for or against the Plan, please use only the Ballot or Ballots sent to you with this Disclosure Statement. You may receive more than one Ballot, and if you do, you should assume each Ballot is for a Claim in a different Class in which you are entitled to vote. Votes cast to accept or reject the Plan will be counted by Class. You are not required to vote all of your Claims in different Classes in the same way. However, you are required to vote all of your Claims within a Class the same way. Please read the voting

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                                                       Case No. 00-12731-BKC-RAM

instructions contained within the Ballot for a thorough explanation of voting procedures applicable to your Claim.

         PLEASE COMPLETE AND RETURN EACH BALLOT YOU RECEIVE. ANY EXECUTED BALLOT THAT DOES NOT INDICATE ACCEPTANCE OR REJECTION WILL BE DEEMED AN ACCEPTANCE.

         PUT YOUR TAXPAYER IDENTIFICATION (OR SOCIAL SECURITY) NUMBER ON YOUR BALLOT IN THE PLACE INDICATED. THE DISBURSING AGENT AND THEREAFTER, THE LIQUIDATING TRUSTEE CANNOT MAKE DISTRIBUTIONS WITHOUT YOUR NUMBER.

         IF YOU BELIEVE THAT YOU ARE A MEMBER OF A VOTING CLASS FOR WHICH YOU DID NOT RECEIVE A BALLOT, IF YOUR BALLOT IS DAMAGED OR LOST, OR IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, PLEASE CONTACT COUNSEL FOR THE DEBTOR.

         3. VOTING PROCEDURE Mail completed Ballots in the stamped, self addressed envelope to attached to the Ballot to: Clerk of the United States Bankruptcy Court, 51 S.W. 1st Avenue, Miami, Florida 33130 (Attn. Chapter 11 Balloting) (CHS Electronic, Inc.). You may enclose a self-addressed postage prepaid envelope and a copy of your Ballot to be returned stamped "filed" from the Clerk of the Court confirming the delivery and filing of your Ballot. You may not change your vote after it is cast unless the Court permits you to do so after notice and a hearing to determine whether sufficient cause exists to permit the change. DO NOT RETURN ANY STOCK CERTIFICATES OR INSTRUMENTS EVIDENCING YOUR

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                                                       Case No. 00-12731-BKC-RAM

CLAIM WITH YOUR BALLOT.

         4. DEADLINE FOR VOTING. BALLOTS MUST BE FILED WITH THE COURT BY 5:00 P.M. EASTERN DAYLIGHT SAVINGS TIME, JULY__, 2000 IN ORDER TO BE COUNTED.

         5. IMPORTANCE OF VOTE. Your vote as a Creditor is important to the Case. Section 1129(a)(10) of the Code requires, with certain exceptions, that at least one impaired class of claims under a proposed plan of reorganization accept the plan. The Code defines acceptance by a class to be acceptance of the plan by at least two-thirds (2/3) in amount and a majority in number of claims in that class that vote. ONLY THOSE CREDITORS WHO ACTUALLY VOTE ARE COUNTED FOR THE PURPOSE OF DETERMINING WHETHER A PLAN HAS BEEN ACCEPTED. YOUR FAILURE TO VOTE WILL LEAVE THE OTHER CREDITORS WITH THE DECISION TO ACCEPT OR REJECT THE PLAN. TO HAVE YOUR VOTE COUNT YOU MUST COMPLETE AND RETURN THE BALLOT BY THE DEADLINE INDICATED ABOVE.

                                   SECTION II
                        HISTORICAL BACKGROUND INFORMATION

A.       HISTORY AND ORGANIZATION OF THE DEBTOR

         1. BACKGROUND AND OPERATIONAL HISTORY

         CHS was a leading international distributor of microcomputer products, including personal computers, peripherals, networking products and software. It is a publicly traded company with approximately 17,000 to 20,000 stockholders. In 1999, CHS operated in

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                                                       Case No. 00-12731-BKC-RAM

approximately 30 countries primarily in Western Europe, Eastern Europe and Latin America, and serviced an active customer base of approximately 100,000 resellers. A list of all companies in which CHS has an interest is attached as EXHIBIT "2" to the Disclosure Statement. Approximately 78% of the products which CHS sold were manufactured by 20 equipment and software vendors, including such market leaders as Hewlett-Packard, IBM, Microsoft, Seagate, Compaq, Intel, Quantum, Western Digital, 3Com, Toshiba, Acer, Yakumo, Epson and Sung. CHS was a focused distributor, as opposed to a broad line distributor, and sought to represent leading vendors within specific product categories. CHS was among the top five (5) largest distributors of microcomputer products in the world and the largest distributor in Western Europe, Latin America and Eastern Europe. CHS had no significant sales in the United States.

         CHS' sales consisted of hardware and software products such as local area networks, disk drives, personal computers and printers to an active customer base. CHS' products also included components such as random access memory chips, central processing units and integrated circuit boards. CHS purchased its products directly from hardware manufacturers and software publishers in large quantities. As a focused distributor, CHS focused on a small number of high volume items of that manufacturer or publisher. As a result, CHS carried fewer individual products than broad line distributors and worked with fewer vendors.

         CHS marketed its products to resellers, who either packaged CHS' products with other computer equipment or sold the products on an individual basis to end-users. CHS' customers typically relied on distributors as their principal source of microcomputer products and financing. No single customer accounted for more than one percent of CHS' net sales in the year ended

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                                                       Case No. 00-12731-BKC-RAM

December 31, 1998.

         CHS obtained its products from its vendors under non-exclusive distribution agreements, which agreements were subject to renewal annually and could be canceled by either party on short notice. Under these agreements, CHS had the right to purchase products at discounts from the list prices. The amounts of the discounts were determined each year at the time of renewal on the basis of the projected sales of the Company for the following year and varied for each vendor. CHS was not required to make additional product payments if it failed to achieve its projected sales level for the year, but its product discounts in the following year could be reduced because of the lower sales levels. Hewlett-Packard, Microsoft and IBM were CHS' three (3) largest vendors.

         CHS also had stock rotation arrangements with substantially all of its vendors. Stock rotation permitted CHS to return inventory for full credit in an amount equal to a certain percentage of CHS' purchases from the supplier over a specific period. In certain cases, CHS was required to purchase inventory at least equal in value to that returned. These agreements permitted CHS to maintain higher inventory levels while limiting the amount of committed working capital related to slow-moving items.

         In 1998, CHS' vendors had increased available credit to CHS commensurate with its growth. Many of CHS' vendors provided discounts for prompt payment. CHS was required to make payments to vendors within 14 to 90 days following delivery of products. Certain vendors allowed CHS to earn a discount for early payment of between 1% and 3% of the invoice amount to the extent sufficient funds are available.

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                                                       Case No. 00-12731-BKC-RAM

         2. MANAGEMENT/EMPLOYEES/OWNERSHIP STRUCTURE

         CHS operated under a decentralized structure in which managers familiar with the customs and needs of a particular country were delegated the authority to make daily decisions necessary to satisfy the particular demands of their respective markets. Unlike its competitors which operate under a more centralized system, CHS believed that its business model of focused distribution through locally managed full service facilities integrating, warehousing, purchasing, sales, credit and accounting services provided competitive and operating advantages. Oversight and strategic direction were provided by senior management of CHS.

         The corporate headquarters of CHS were located in Miami, Florida, which also served as the principal operational facility for its Latin America regional operations and the operations of CHS Latin America, Inc. CHS' subsidiaries operated through approximately 110 locations totaling approximately four million square feet. Most locations consisted of an administrative office utilized by the subsidiary and an adjoining or nearby warehouse and distribution facility.

         Claudio Osorio served as the Chairman of the Board of CHS, Chief Executive Officer and President from 1993 through April 1, 2000 when he resigned. In 1998, Carsten Frank was Executive Vice President of Logistics and Director; Clifford Dyer was Executive Vice President of the Latin American Region; and Craig Toll was Executive Vice President of Finance, Chief Financial Officer and Treasurer. All of these officers and directors resigned or were terminated in 1999. From July 1999 through December 14, 1999 Mark Keough was the Chief Operating Officer of CHS. Antonio Boccalandro was CHS' Chief Officer of Mergers and Acquisitions, Secretary and Director until March 31, 1999.

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                                                       Case No. 00-12731-BKC-RAM

         As of the Petition Date, CHS' Operations were managed by the following people:

         a. BURTON EMMER: Mr. Emmer is the Acting Chief Financial Officer of CHS. Mr. Emmer has been employed by CHS for 1 1/2years. His annual compensation is $250,000.

         b. RICHARD KAMINSKY: Mr. Kaminsky is CHS' Acting Assistant Treasurer. He has been employed by CHS for two years and is paid an annual salary of $140,000.

         c. ANDREW CHUNG: Mr. Chung is CHS' Director of Financial Reporting. He has been employed by CHS for one year and is paid an annual salary of $100,000.

B.       PRE-PETITION FINANCIAL HISTORY AND RESULTS OF OPERATIONS

         1. FINANCIAL HISTORY

         For selected financial data and a general discussion and analysis of the Debtor's historical financial condition and results of operations prior to the Petition Date see COMPOSITE EXHIBIT "3" to this Disclosure Statement.(1) As of September 30, 1999, CHS had a tangible book deficit of approximately $142 million.(2)

         a. Comparison of 1998 to 1999 Income Statement and Working Capital for THE EUROPEAN BUSINESSES

                  For the full year 1998 compared to 1999 (after adjusting for the full-year effect of the Metrologie acquisition in mid 1998), sales show a decline of approximately 11%, while the

--------

         (1) The financial statements presented here are based on data supplied by CHS for periods prior to Q4 1999 and Journey's best estimates for Q4-99 and Q1-00. These statements are unaudited. Furthermore, 1998 statements have been adjusted to reflect full year operations for Metrologie France, which was acquired in mid-1998, thereby facilitating year to year comparisons.

         (2) CHS does not have historical information regarding its remaining Latin American Subsidiaries at this time. When such information is obtained by CHS it will amend the Disclosure Statement.

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                                                       Case No. 00-12731-BKC-RAM

overall market for IT equipment distribution was forecast to grow by 18% during the same period, according to International Dade Corporation (IDC).(3) In management's opinion, the decline in CHS' sales was primarily due to the massive withdrawal of credit from the CHS European subsidiaries following a press release by CHS in February 1999 regarding its investigation of certain rebate issues and the subsequent earnings restatement released by CHS in March 1999 and a $90 million loss in the second quarter of 1999. From December 1998 to December 1999, CHS' accounts payable were more than halved and short term debt was reduced by approximately 25% for the France, Scandinavia, Eastern Europe, Portugal and Ireland (the "European Assets"). The total loss of cash from credit lines approximated $170 million during this period. There were multiple effects on CHS' subsidiaries' revenues attributable to the credit crunch, including weaker inventories (from 37 days to 21 days), loss of key sales people, loss of some franchises and an inability to participate in quarter-end purchasing opportunities and new product launches. The loss of revenues and generally weaker financial performance led to poorer payment patterns, thereby propagating a vicious cycle of further credit reductions. Other factors contributed to the loss of revenue by CHS during 1999, including the integration of operations in Denmark and Sweden which led to a loss of sales people and customers. Notwithstanding, these problems, two of the largest subsidiaries, Norway and Metrologie France actually managed to show a growth in revenues during this tumultuous period.

         Gross margins for this period declined by nearly one full point (14% decline in the

--------

         (3) Overview of IT Distribution Channels in Western Europe: Country Reviews and Cannel Outlook, 1997-2003 by Brian Pearce, published October 1999.

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                                                       Case No. 00-12731-BKC-RAM

margin rate). Specific factors drove the decline: 1) the pressure to keep revenue flow at any cost, since revenue was directly related to short-term cash flow through factoring arrangements; 2) the loss of "extra" margin opportunities available from vendors to reward growth in specific product categories and quarter-end buy-in due to cash pressures; 3) reduced availability of private label products, which tend to be higher margin, since these manufacturers typically operate on a cash basis; 4) loss of cash discount for those subsidiaries unable to make timely payments; 5) a loss of focus by management on the day-to-day battle to maintain margins due to extreme credit pressures.

         Operating expense shows a decline during this period, but the decline was not fast enough to make up for the loss of revenue, resulting in a higher operating expense as a percentage of sales. Furthermore, operating expense was affected by restructuring charges related to cost reduction and integration efforts. In addition, CHS' interest expense increased considerably as a percentage of sales as a result of penalty interest rates, fees, etc. related to technical defaults of credit lines or simply the higher risk inherent in the situation.

         The resulting profitability from the above factors was disappointing, with a decline of over $30 million in net profit and a loss for 1999 of 0.7% of sales. CHS believe the primary force behind the dramatic shift in CHS' fortunes was the catastrophic loss in credit.

                  b.       Q1-99 VS Q1-00

                  Comparing the first quarter of 1999 to the first quarter of 2000, the striking difference is the significant decline in sales, 35% overall. Exchange rate movements can explain part of this. During the first quarter of this year, the Euro had declined against the dollar by about 12%

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                                                       Case No. 00-12731-BKC-RAM

compared to the same period in 1999. However, most of the decline in sales, decline can be attributed to the loss of credit and the consequent detrimental effects on inventory. For most of the first quarter of 1999, trade credit was at normal levels. Following CHS's announcement of possible rebate problems in February 1999 and a restatement of earnings in March 1999, trade credit began to be reduced. By the end of the first quarter of 1999, payable days had declined to 28 (compared to 41 days at the end of 1998). By the end of the first quarter of this year, trade credit had declined to 20 days. The actual decline in dollar terms was significantly worse, with a 53% decline in payables from March 31, 1999 to March 31 2000. This equates to a cash withdrawal from these businesses of over $80, million by trade creditors. By the end of March 2000, inventory fell to half the level it was in March 1999.

         The decline in sales was particularly noticeable in Scandinavia and CHS France. Metrologie managed to stay even in Euro terms, but declined by 12% in dollar terms. Eastern Europe generally did better, with several countries, including the Baltic States, showing growth over this period despite the credit pressures. The decline in Scandinavia was also impacted by overall market declines when government-subsidized PC purchase programs came to an end.

         Gross margin rate declined by a full point (-17%) from the first quarter of 1999 Q1-99 to the first quarter of 2000. Management believes that this decline is primarily attributable to the dynamics caused by reduced credit, i.e. less efficient purchasing, sell-off of old inventory at a discount, loss of rebates and loss of private label products.

         The decline in operating expense (-9%) was insufficient to avoid a significant decline in operating profits. Many of the key expenses are relatively fixed, for example systems and

                                      -14-

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                                                       Case No. 00-12731-BKC-RAM

logistics centers. Despite an improvement in interest and other expense, net income was severely affected by the loss in sales volume with a decline of nearly 200%.

         In terms of the capital structure, the equity of the combined subsidiaries is significantly weakened by the losses incurred during the remainder of 1999 through the first quarter of 2000. Availability of credit lines from short-term lending facilities also declined by $50 million, through interest expense improved and the debt to equity ratio was reduced from 1.91 to 1.67.

         In summary, CHS' credit crisis began by late in the first quarter of 1999, though not early enough in the quarter of dampen sales performance. By the first quarter of 2000, the credit crisis was in full swing, and worsening. The impact on sales volume, inventory and payable levels has been devastating, though the equity bas of the combined European subsidiaries is still largely intact.

         2. MANAGEMENT AGREEMENT

         By December, 1999, CHS' relationships with vendors and its subsidiaries was severely damaged. CHS' subsidiaries had stopped virtually all required reporting of finances to CHS and further, ceased making payments owed to CHS. Vendors and lenders tightened credit terms to the subsidiaries to the extent that continuing operations at the local subsidiary level became increasingly difficult. In an attempt to distance CHS from its subsidiaries' operations and restore good will and vendor/lender relationships, CHS turned over management of substantially all of its European subsidiaries' operations to Journey Holdings, Ltd., a Gibraltar company ("Journey"). Journey is owned by Mark Keough, the former Chief Operating Officer of CHS. Journey was constituted on December 13, 1999. On December 14, 1999, CHS and Journey

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                                                       Case No. 00-12731-BKC-RAM

entered into a management contract for the purpose of engaging Journey to manage these European subsidiaries (the "Management Contract"), a copy of which Management Contract was filed with the Securities and Exchange Commission.(4) The compensation to Journey under the management agreement is $100.00 per year. Financial reporting by the subsidiaries to Journey has only recently begun again.

C.       EVENTS LEADING TO CHAPTER 11 FILING

         CHS' business suffered serious deterioration from April 1, 1999 through the Petition Date due to a number of factors, including (1) a reduction of incentive programs by vendors, such as price protection, volume rebates and inventory protection rebates which caused reductions in CHS' gross margins; (2) the industry trend by manufacturers to increase direct sales and eliminate wholesale distributors for their products; and (3) the reduction in the amount of credit extended to CHS by vendors and third party lenders.

         CHS discovered discrepancies related to the amount of vendor incentives recorded in the the last three quarters of 1998. In coordination with its independent auditors and an investigation by outside attorneys, CHS found that vendor rebates were overstated in the second, third and fourth quarters of 1998. Some of the fourth quarter rebates were supported with invalid documentation. All of the overstated rebates were reversed and CHS restated its results for the

--------

         (4) Simultaneous to the Management Contract, CHS entered into an Exchange Agreement whereby Journey would acquire substantially all of the European subsidiaries of CHS, which agreement was also filed with the SEC and is described in more detail in Section C of the Disclosure Statement. Journey's interest in the Exchange Agreement and the Management Agreement were assigned to EuropaIT ApS ("EuropaIT"), a Danish Company, in mid-February 2000.

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                                                       Case No. 00-12731-BKC-RAM

second and third quarters of 1998. As a result of this rebate issue, the senior executive officer responsible for our European operations resigned. This information was made public and CHS was severely impacted.

         1. CHS' DOWNSIZED OPERATIONS

         On May 1, 1999 CHS implemented a restructuring plan with the goal of reducing future operating costs. The restructuring resulted in the writing-off of certain assets, a reduction in the number of employees and the closure of redundant warehouses. The restructuring plan was implemented through 1999. As of September 30, 1999, approximately $8.0 million was accrued for restructuring costs and this amount was included in accrued liabilities.

         2. CHS SOLD ASSETS(5)

         Additionally, there were disposition and closing of certain subsidiaries and certain other subsidiaries were placed in receivership or voluntary creditor protection proceedings in the fourth quarter of 1999. As a result, CHS determined that goodwill, to the extent of losses to be incurred with respect to these subsidiaries, was impaired and, accordingly, wrote off such amounts as of September 30, 1999.

         In September 1999, CHS completed the sale of a non-core business that distributes Sun Microsystems products in Germany, Austria, Denmark, and Sweden to UBS Capital, the private equity division of UBS AC. Under the terms of the agreement, the business was sold for approximately $49.0 million. CHS owned approximately 75% of this business and received

--------

         (5) Several of CHS' subsidiaries were placed in receiverships or voluntary creditor protection proceedings as reflected in Exhibit "5" attached to the Disclosure Statement.

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                                                       Case No. 00-12731-BKC-RAM

approximately $36.7 million from the sale. CHS realized a pre-tax gain of approximately $32.7 million from the sale. Proceeds from the sale were placed in escrow and classified as restricted cash as of September 30, 1999. The proceeds were released in early October 1999 and were used for debt repayment (IBMCC) and working capital purposes ($1 million). The business generated sales of approximately $81.7 million and net losses of $1.1 million for 1999 through the date of sale.

         As of September 30, 1999, CHS owed approximately $275.3 million to the sellers of certain businesses that CHS had purchased. CHS commenced a program designed to eliminate such amounts owed by disposing of all or a portion of CHS's interests in those operations.

         In October 1999, CHS agreed to submit to arbitration the issue of the portion of Memory Set that CHS would retain as a result of the cancellation of CHS' purchase agreement for Memory Set. Memory Set was a subsidiary of CHS operating in Spain. CHS originally agreed to purchase Memory Set in July 1998. CHS was in default under the purchase agreement because CHS had not paid the balance of the purchase price of approximately $74.4 million. CHS did not cure the default. During the nine months ended September 30, 1999, this subsidiary contributed $139.4 million in revenue. The loss on the disposition was $19.9 million.

         On October 4, 1999, CHS conveyed 80% of the shares of Arena Bilgisayer Sanayi Ve Ticaret A.S. and Armada Bilfisayer A.S., CHS' subsidiaries operating in Turkey, to the original owners of those companies in exchange for a release of CHS' obligation to pay them the balance of the purchase price for those subsidiaries of approximately $46.0 million. The sellers granted back to CHS an option to reacquire those interest at any time prior to the earlier of October 4,

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                                                       Case No. 00-12731-BKC-RAM

2000 or a 60-day period beginning after CHS receives new cash investments of $200 million or more. During the nine months ended September 30, 1999, these subsidiaries contributed $115.3 million in revenues. The loss on the disposition of this asset was $21.1 million which includes approximately $2.2 million of amounts due from the former subsidiary to CHS that will not be realized.

         CHS conveyed all of CHS's interest in ARC Espana Cartera, S.A., another of CHS' subsidiaries operating in Spain, to the original owners in exchange for a release of CHS' obligation to pay them the balance of the purchase price of approximately $29.3 million. During the nine months ended September 30, 1999, the revenue attributed to this subsidiary was approximately $67.2 million. CHS realized a loss on the sale of this subsidiary of $7.0 million, which included a fee of approximately $3.9 million to be paid to the original owners of the subsidiary.

         On October 20, 1999, CHS amended the terms of its purchase agreements for International Corporation Services, Ltd. and related companies, subsidiaries operating in seven locations in Latin America. Under the amendment, CHS conveyed an aggregate 77.83% interest in these companies to the original owners in exchange for a release of CHS' obligation to pay them the balance of the purchase price of approximately $49.8 million. In addition, the original owners granted CHS an option to repurchase the 77.83% interest for a total purchase price of $55.0 million any time before the earlier of (1) October 20, 2000 or
(2) 60 days after CHS received new cash investment of $200 million or more. CHS also granted the original owners an option to purchase the 22.17% interest that CHS retained in these companies for a total purchase

                                      -19-


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                                                       Case No. 00-12731-BKC-RAM

price of $15.6 million at any time that CHS's option to repurchase their interest is in effect. During the nine months ended September 30, 1999, the revenues attributed to these subsidiaries totaled approximately $180.4 million. The loss on the transfer was $8.6 million. Thereafter, in April, 2000, 22.17% of the International Corporation Services subsidiary, which operates in seven Latin American countries, was returned to sellers, Michael Shalom, Anthony Shalom, and Esther Shalom in exchange for forgiveness of approximately $4.8 million owed to sellers and $3.5 million, of which $1.5 million remains outstanding. The value of the percentage of the subsidiary is unknown, however, CHS' investment in the 22.17% returned as of September 30, 1999 was estimated to be approximately $5.6 million.

         On October 20, 1999, CHS amended the terms of its purchase agreement for Cornejo Informatica, S.A. ("Cornejo"), another subsidiary operating in Latin America. Under the amendment, CHS conveyed an 86.55% interest in Cornejo to the original owners in exchange for a release of it obligation to pay them the balance of the purchase price of approximately $13.0 million. In addition, the original owners granted CHS an option to repurchase the 86.55% interest for a total purchase price of approximately $2.0 million at any time before the earlier of (1) October 20, 2000 or (2) 60 days after CHS receives a new cash investment of $200 million or more. CHS also granted the original owners the option to purchase the 13.45% interest that was retained in Cornejo by CHS for a total purchase price of approximately $2.0 million at any time that CHS's option to repurchase their interest is in effect. During the nine months ended September 30, 1999, the revenues attributed to Cornejo by CHS totaled approximately $33.0 million. The estimated loss on the transfer was $1.9 million.

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                                                       Case No. 00-12731-BKC-RAM

         On October 27, 1999, CHS conveyed its interest in Brightstar Corp., a subsidiary based in the United States, to the original owner in exchange for a release of its obligation to pay the balance of the purchase price of approximately $1.3 million. During the nine months ended September 30, 1999, the revenues attributed to this subsidiary were approximately $94.1 million. CHS realized a loss of $3.2 million the sale of this subsidiary.

         On October 31, 1999, CHS rescinded the purchase agreement with MicroInformatica Corp. CHS had previously paid cash of $3.2 million and issued 6,314,899 shares of CHS with a value of $20.3 million in settlement of the acquisition of MicroInformatica Corp. The rescission agreement provided for the return of the cash (offset against intercompanies) and shares in exchange for CHS returning ownership of MicroInformatica Corp. to is original owners. During the nine months ended September 30, 1999, the revenue attributed to this subsidiary were $111.7 million.

         On November 10, 1999, CHS completed the sale of a 60% interest in its subsidiary in Poland for $2 million. CHS retained a 40% interest in the former subsidiary. During the nine months ended September 30, 1999, the revenues attributed to this subsidiary were $89.6 million. No gain or loss was attributed to this transaction. Subsequently, in March 2000, CHS sold its remaining 40% in the subsidiary and received $1,300,000.

         In November, 1999, the former owners of Kventa Kft, the parent company of CHS Hungary, acquired 2% of Kventa from CHS and CHS retained a 49% interest in the subsidiary. CHS received $445,000 as a result of this transaction. CHS has an option to buy back the 2% interest until December 2000 for $445,000.

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                                                       Case No. 00-12731-BKC-RAM

         On November 18, 1999, CHS completed the sale of CHS Switzerland to Actebeis, a competing distribution company. CHS received net proceeds from the sale of approximately $5.3 million, $4.7 million of which was paid directly to IBMCC.

         On November 22, 1999, CHS conveyed its interest in CHS Aptec, a subsidiary based in the Middle East, to the original owner in exchange for the return of approximately $2 million that had been previously paid by CHS. CHS realized a loss of $1.6 million on the sale of this subsidiary in the fourth quarter of 1999.

         On December 2, 1999, the Acron subsidiary in Buenos Aires, Argentina, was returned to sellers, Fabian Dido Sherman, Alexandra Perez Dutch, Gustav Guillermo Geldart, and Hugo Sergio Lombardo in exchange for the return of approximately $2 million previously paid. The value of the subsidiary is unknown, however, CHS' investment in the subsidiary as of September 30, 1999 was estimated to be approximately $3.5 million.

         On December 9, 1999, CHS completed the sold certain of its Latin America operations to a newly formed company, DistributionTech.com for $23.5 million, with a substantial portion of the purchase price consisting of a promissory note to CHS in the amount of $16,235,809 million. Under the terms of the agreement, CHS received a 49% interest in DistributionTech.com. During the nine months ended September 30, 1999, the operations generated sales of $456 million and had a net loss of $1.8 million. As part of the agreement, the e-commerce component of the Latin American operations was transferred to a newly formed entity jointly owned by CHS (51%) and DistributionTech.com (49%), known as e-LatinCo.com. The value of CHS' interest this entity is believed to be di minimus

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                                                       Case No. 00-12731-BKC-RAM

         On December 17, 1999, CHS conveyed its 65% interest in Ledakon Ltda., a subsidiary based in Colombia, South America, to the original owner in exchange for a release of its obligation to pay the balance of the purchase price of approximately $582 thousand and the return of 211,417 of CHS' shares previously issued. The shares were valued at approximately $300 thousand at the date of return to CHS. During the nine months ended September 30, 1999, the revenue attributed to this subsidiary were approximately $6.8 million. CHS realized a loss of approximately $1.5 million on the sale of this subsidiary in the fourth quarter of 1999.

         As a result of CHS being in default on $42.4 million of the purchase price owed for the acquisition of SiS Distribution Limited, a susidiary based in Asia, the original owners declared CHS in default of the purchase agreement in December 1999 and obtained a judgment for the return of the shares of SiS Distribution Limited out of escrow. Although CHS realized a loss of approximately $36.6 million on the possible return of this subsidiary in the fourth quarter of 1999, the return of the subsidiary is still disputed and CHS intends to pursue recovery of all or some of its cash investment of $29 million. During the nine months ended September 30, 1999, the revenues attributed to this subsidiary were approximately $296.8 million.

         CHS closed a subsidiary located in Miami, Florida that served the Latin America market and contributed to revenues of $22.6 million during the nine months ended September 30, 1999.

         In December 1999 and January 2000, two subsidiaries of CHS, Metrologie and Iberica, S.A. and CHS Benelux voluntarily filed for creditor protection under Spanish and Belgian law, respectively. The filings were necessitated by continuing losses in their operations due to competitive industry conditions in the regions, restricted credit from their vendors and the

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                                                       Case No. 00-12731-BKC-RAM

inability to remedy events of default under their credit facility totaling $6.7 million as of September 30, 1999. In Belgium, certain Belgian banks who were also creditors of CHS Finance took action to block the accounts of the Belgian subsidiary, because CHS Benelux had co-signed certain CHS finance loans that were then in default. CHS had guaranteed the debt owed to the creditors of both these subsidiaries.

         On February 10, 2000, CHS' Nexsys subsidiary in Bogata, Colombia, was returned to sellers, Gilbert Chalem, Samuel Burzstyn, Diana Perez, Dallyz Montenegro and Sandra Horowitz in exchange for the return of 245,911 shares of CHS previously issued with a value of $1.3 million at issuance and forgiveness of amounts owned to sellers of $520,000. The value of the subsidiary is unknown, however, CHS' investment in the subsidiary as of September 30, 1999 was estimated to be approximately $1.5 million.

         On February 25, 2000, CHS's Slovenia subsidiary was returned to seller, Borut Rismal for forgiveness of approximately $1.1 million owed to seller. The value of the subsidiary is unknown, however, CHS' investment in the subsidiary as of September 30, 1999 was estimated to be approximately $1.5 million.

         In March, 2000, the Raphael Informatica subsidiary was returned to sellers, Marino Arzilli, Claudio Antoniotto, Aldo Mei, and Vittorio Carones in exchange for the forgiveness of approximately $12 million owed to sellers. The value of the subsidiary is unknown, however, CHS' investment in the subsidiary as of September 30, 1999 was estimated to be approximately $13.7 million.

         In March, 2000 CHS' subsidiaries, CHS Finland and Karma Finland were transferred to

                                                       Case No. 00-12731-BKC-RAM

the former owner and manager of CHS Finland. This sale was forced by the withdrawal of secured lending facilities following the mass resignation of Finland's management, which resignations were announced on December 17, 1999. CHS received $1.3 million and $200,000 respectively for this transaction. EuropaIT, a successor company to Journey was paid $250,000 in connection with the transaction.

         In August 1997, CHS acquired a group of companies known as the "Karma Group" which was a network of distributors with operations in Europe, the Middle East and Asia. For the nine months ended September 30, 1999, the Karma Group contributed $506 million to the consolidated revenues of CHS and was responsible for $4.7 million of the consolidated net losses of CHS. In November 1999, the managing director of Karma International, S.a.r.l. ("Karma International"), a Luxembourg company which directly or indirectly owned substantially all of the Karma Group, cause Karma International to transfer ownership of 10 Karma Group companies and their subsidiaries (German, Benelux, Swiss, Czech, Portuguese, Italian, Austrian, Turkish, Greek and Belgian) to Austin Commercial Enterprises, Ltd. (unaffiliated with CHS). The transferred Karma companies accounted for substantially all of the revenue of the Karma Group. The transfer of these Karma companies was done without the knowledge or consent of CHS's board of directors or the shareholders of Karma International Karma International was credited with $4.7 million from this transfer, which amount was used to retire indebtedness of the Karma Group guaranteed by Karma International. CHS believes that it has a cause of action against those parties responsible for this transaction, which cause of action has value (the "Karma Action").

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                                                       Case No. 00-12731-BKC-RAM

         In December, 1999, 51% of CHS Brazil, CHS Promark Colombia, CHS Promark Uruguay, CHS Latin America and CHS Mexico was transferred to
DistributionTech.com, Ltd. for cash of $2 million and a note for $16,235,809.

         Finally, in March 2000, CHS transferred its rights to use a corporate jet to Bombadier Aerospace in exchange for the payment of $293,872 and in April 2000, CHS transferred its rights to use another corporate jet to Claudio Osorio in exchange for the payment to CHS of $454,529 and the payment of liabilities owed by CHS connected with the corporate jet of $74,378.

         3. THE EXCHANGE AGREEMENT

         On December 13, 1999 CHS entered into an Exchange Agreement (the "Exchange Agreement") with Journey, a predecessor organization of EuropaIT, whereby it agreed to sell to Journey virtually all of its operating subsidiaries in Europe in exchange for Journey's assumption of CHS debt, a cash payment of $11 million and issuance of stock to CHS in EuropaIT. The Exchange Agreement also provided for a cash payment and issuance of securities by EuropaIT to certain creditors of CHS. A copy of the Exchange Agreement was filed with the Securities and Exchange Commission (the "SEC") by CHS as an exhibit to CHS' proposed Shareholders Proxy dated January 7, 2000 (the "Proxy Statement").

         The Exchange Agreement was entered into as a result of approximately two month of negotiation among CHS, an informal Committee of Senior Subordinated Noteholders (the "Noteholders") represented by Alliance Capital Management, and Mark Keough, on behalf of the European management team. The parties agreed that separating the European subsidiaries from CHS offered the best hope for these assets in light of the severe credit restrictions imposed on

                                      -26-


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                                                       Case No. 00-12731-BKC-RAM

CHS and all of its subsidiaries as a result of the companies financial deterioration. Furthermore, CHS, the Noteholders and Journey believed that a viable European-scale business would provide better value to creditors than a slow liquidation of the European assets.

         At the time the Exchange Agreement was signed, the European subsidiaries represented substantially all of the assets of CHS. Under Florida law, the transaction required a shareholder vote. Therefore, in accordance with the agreement, CHS submitted a Proxy Statement for approval by the SEC in early January 7, 2000. Also, as contemplated by the Exchange Agreement, Mr. Keough formed a new European entity to serve as the parent company for the European subsidiaries: EuropaIT ApS, a Danish corporation. Journey's rights to the December Exchange Agreement and Management Contract were assigned to EuropaIT in mid-February 2000.

         By late February 2000, it became apparent that the contemplated transaction had met several roadblocks: 1) the SEC had extensive comments on the proposed Proxy Statement, including a requirement to submit audited financial statements for 1999 (CHS did not believe the audited statements could be completed in a timely fashion); 2) several key assets, to be included in the deal, were either sold, filed for bankruptcy, or were involved in ownership disputes; 3) key trade creditors were not receptive to the proposed financial structure in the Exchange Agreement, particularly the resulting debt to equity ratios; 4) due to the fragile financial condition of CHS there were significant legal risks to a transaction that did not address the concerns of all creditors. As a result of these problems, in March 2000 a decision was made to change the terms of the Exchange Agreement to create a financial structure capable of attracting trade credit, reduce the

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                                                       Case No. 00-12731-BKC-RAM

transaction price to reflect the lost assets and proceed with the transaction as part of a voluntary bankruptcy reorganization by CHS under Chapter 11. Furthermore, discussions with certain large guarantee-holders were initiated in an effort to broaden creditor participation in the process, including IBM, Seagate, and Computer Associates. A letter agreement (the "Letter Agreement") was drafted in anticipation of the Chapter 11 process to encourage a fast-track procedure (a copy of the Letter Agreement is attached as Exhibit "1" to the Plan). A rapid resolution of a bankruptcy proceeding was critical in view of the continuing deterioration of the assets. Several creditors signed the Letter Agreement to signal their support for the transaction, including IBM, Microsoft, Computer Associates, and approximately 80% of the face value of the Noteholders. One significant creditor, Seagate initially participated in negotiating the terms of the Letter Agreement, but subsequently declined to sign the agreement.

D.       PRE-PETITION LITIGATION

         In March 1999, a purported class action complaint was filed against CHS alleging that CHS and certain of its officers violated federal securities laws in connection with financial reporting and disclosure. The suit purported to be on behalf of those who purchased CHS common stock during certain time frames. The class action case is styled IN RE: CHS ELECTRONICS, INC. SECURITIES LITIGATION pending as Case No. 99-8186-CIV-Gold/Simonton in the United States District Court for the Southern District of Florida, Miami Division.

         Other litigation pending against CHS as of Petition Date is reflected on EXHIBIT "12" attached to the Disclosure Statement.

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                                                       Case No. 00-12731-BKC-RAM

                                   SECTION III
                    SUMMARY OF THE DEBTOR' S BANKRUPTCY CASE

A.       POST-PETITION FINANCIAL/OPERATIONS

         CHS' operations have been dramatically scaled back since filing bankruptcy. Journey continues to manage the European subsidiaries. Financial reporting by the subsidiaries is erratic. To the extent that the subsidiaries are reporting the information regarding operations, the results of such operations are in the exhibits attached to the disclosure statement. CHS in Miami continues to manage CHS' assets other than the European subsidiaries, however activity is limited to pursuing collection of Accounts Receivables, marshaling assets, procuring possible purchasers for the Excluded Assets and participating in the negotiation for the sale of the European assets to EuropaIT. CHS' Miami operation has moved to a significantly smaller office space with three employees. Expenses of operation are approximately $65,000 per month.

B.       SIGNIFICANT EVENTS DURING CHAPTER 11 CASE

         Since the Petition Date, the Debtor has remained in possession of its assets and in control of its operations as a debtor-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been sought or appointed in the Debtor's Case. The following is a summary of significant events which have occurred since the Petition Date.

         1. Appointment of Official Committee of Creditors Holding Unsecured Claims and COMMITTEE OF NOTEHOLDERS

         The Official Committee of Creditors Holding Unsecured Claims and the Official Committee of Noteholders were formed pursuant to an Appointment issued by the Office of the United States Trustee on April 19, 2000. Both committees have taken active roles in the Case

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


                                                       Case No. 00-12731-BKC-RAM

and have been and continue to be instrumental in attempting to achieve a favorable outcome for creditors.

         2. FAST TRACK PLAN AND DISCLOSURE STATEMENT

         The sale to EuropaIT includes the Debtor's interest in eighteen operating European subsidiaries. The Debtor's European subsidiaries was negatively impacted by the Debtor's bankruptcy filing. Credit terms previously extended by vendors to the Debtor's European subsidiaries were terminated or severely limited. As a result EuropaIT requested that the sale of these assets occur by June 30, 1999. CHS requested that the Court schedule an early hearings on approval of the Disclosure Statement and Plan of Reorganization. The Court granted CHS' motion and scheduled the hearing on approval of the Disclosure Statement for Jun 8, 2000 and if the Disclosure Statement is approved by the Court, the confirmation hearing will be heard commencing July 11, 2000.

         3. EARLY CLAIMS BAR DATE

         In connection with the confirmation of the Plan, the Debtor needs to know and establish the extent and magnitude of claims asserted against the Debtor's estate. Therefore, CHS requested that the Court fix a claims bar date for a date prior to confirmation. Upon motion by the Debtor, the Court fixed the deadline for filing proofs of Claims for May 31, 2000.

         4. STAY BONUSES - The Court has authorized management stay bonuses of up to $150,000 for Burton Emmer (Acting CFO), $100,000 for Richard Kaminsky (Acting Assistant Treasurer) and $80,000 for Andrew Chung (Director of Financial Operations).

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


                                                       Case No. 00-12731-BKC-RAM

         5. COMPETING BIDS FOR EUROPEAN ASSETS - The Court ordered that competing offers to purchase all or some of the European Assets be filed by July 3, 2000 with a nonrefundable deposit of $1,000,000.

         6. BREAK UP/TOPPING FEE - The Court authorized the Debtor to pay EuropaIT a Break-Up Fee of up to $500,000 or a Topping Fee of up to $850,000, under the terms of the Court's Order authorizing payment of these fees.

         7. INTENTION TO PROSECUTE CLAIMS POST CONFIRMATION/PRESERVATION OF CLAIMS - The Retained Actions will be transferred to the Liquidating Trust and prosecuted by the Liquidating Trustee.

                                   SECTION IV
                          INFORMATION REGARDING CLAIMS
                      AND SUMMARY OF PLAN OF REORGANIZATION

A.       ADMINISTRATIVE CLAIMS

         Administrative Claims are entitled to priority in payment pursuant to Sections 503 and 507(a)(1) of the Bankruptcy Code. The Plan provides for the payment of each Allowed Administrative Claim, to the extent not previously paid, in full, and in cash ten (10) days after the Confirmation Date.

         The Debtor contemplates payment of the following Administrative Claims:

         8. PROFESSIONAL FEES: These Administrative Claims include the fees of accountants and bankruptcy counsel and any other professionals retained by the Debtor and the Creditors' Committee.

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                                                       Case No. 00-12731-BKC-RAM

         9. UNITED STATES TRUSTEE'S FEES: These Administrative Claims are fees required by the United States Trustee's office to be paid by all debtors on a quarterly basis based upon the disbursements made by the Debtor during the quarter.

         10. EUROPA BREAK-UP OR TOPPING FEES: If the conditions for payment of Europa's Break-Up or Topping Fees occur, these fees shall be Administrative Expenses of the Estate.

         11. SUBSTANTIAL CONTRIBUTION COMPENSATION AND EXPENSES BAR DATE. Any Person or entity who requests compensation or expense reimbursement for making a substantial contribution in this Case pursuant to Sections 503(b)(3), (4), and(5) of the Bankruptcy Code must file an application with the Clerk of the Bankruptcy Court, on or before a date that is ten (10) days after the Confirmation Date (the "503 Deadline"), and serve such application on counsel for the Debtor, and as otherwise required by the Bankruptcy Court, the Bankruptcy Code, and the Bankruptcy Rules, on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement.

         12. STAY BONUS CLAIMS. All amounts owed the holders of Stay Bonus Claims shall be paid in accordance with the Stay Bonus Order.

         The Debtor estimates that Administrative Claims, other than the Break-Up and Topping Fees, will aggregate approximately $1,000,000.

         Ten days after the Confirmation Order is entered, or as soon thereafter as is practicable, the Disbursing Agent will distribute to each holder of an Allowed Administrative Claim, other than the U.S. Trustee, the Allowed amount of each Administrative Claim; provided however, that any holder of an Administrative Claim which represents compensation or reimbursement

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                                                       Case No. 00-12731-BKC-RAM

awarded or to be awarded by the Court under Sections 503(b)(2), 503(b)(3), or 503(b)(4) of the Code shall be paid such amount as allowed by the Court (a) upon the later of (i) ten days after the Confirmation Order is entered; or (ii) the date upon which the Court enters an Order allowing such Administrative Claim; or
(b) thereafter upon such other terms as may be mutually agreed upon between the Debtor and the holder of such Administrative Claim. The U.S. Trustee's Claim shall be paid by the Debtor within thirty (30) days of the conclusion of each calendar year quarter subsequent to the Confirmation Date until a Final Order closing the Case is entered by Order of the Court.

         B. CLASS 1 - PRIORITY TAX CLAIMS

         Tax Claims which are Allowed Priority Claims, at the sole option of the Debtor, will be entitled to receive on account of such Allowed Priority Tax Claim, (a) equal Cash payments made on the last Business Day of every three-month period following the Effective Date, over a period not exceeding six
(6) years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasury Securities on the Effective Date, (b) such other treatment agreed to by the holder of an Allowed Priority Tax Claim and the Debtor, provided such treatment is on more favorable terms to the Debtor, as the case may be, than the treatment set forth in clause (a) hereof, or (c) payment in full.

         The Debtor estimates the total amount of Tax Priority Claims to be $0.00.

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                                                       Case No. 00-12731-BKC-RAM

C.       CLASS 2 - OTHER PRIORITY CLAIMS

         Other Priority Claims consist of claims of employees accrued, but unpaid employment benefits. The Debtor estimates the total amount of the Other Priority Claims to be $13,500.

         On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Priority Claim shall receive, in full satisfaction, settlement release, and discharge of and in exchange for such Allowed Other Priority Claim, (a) Cash equal to the amount of such Allowed Other Priority Claim, or (b) such other treatment as to which the Debtor and such holder of an Allowed Other Priority Claim shall have agreed upon in writing.

D.       CLASS 3 - UNSECURED CLAIMS OTHER THAN GUARANTEE CLAIMS

         Unsecured Claims Other than Guarantee Claims consists of the holders of all general Unsecured Claims other than Guarantee Claims. All Unsecured Claims Other than Guarantee Claims shall be Allowed or Disallowed in accordance with the provisions for resolving Disputed Claims as set forth in Article VII of the Plan.

         The Debtor estimates the total amount of Allowed Unsecured Claims Other than Guarantee Claims to be approximately $250,000,000.

         The holders of Class 3 Claims and Class 4 Claims shall be treated together for the purpose of pro rating Distributions to these Classes under the Plan. Each holder of a Class 3 or 4 Claim, must select on their Ballot one of the following types of treatment to be afforded Class 3 and 4 Claims: a) the Debt Package; b) the Equity Package; or c) a combination of the two where the holder of a Class 3 or 4 Claim elects to subdivide the treatment of its Claim between the Debt Package and the Equity Package (the "Selected Treatment"). On the Effective Date, or as soon

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                                                       Case No. 00-12731-BKC-RAM

thereafter as practicable, each holder of a Class 3 or 4 Claim will receive, in full satisfaction, settlement, release and discharge of and in exchange for each and every Class 3 and 4 Claim, its Pro Rata share of the securities issued pursuant to that holder of a Class 3 or 4 Claim's Selected Treatment of its Class 3 or 4 Claim such that the ratio of distribution under the Debt Package shall be no less than $7.50 principal amount of Europa Thirty Month Notes per $100 of Class 3 and 4 Claims and that the ratio of Distribution under the Equity Package shall be no less than $22.50 par value of Europa Preferred Stock per $100 of Class 3 and 4 Claims (the "Class 3 and 4 Distribution Ratio"). If the Selected Treatment would result in a Distribution under the Debt Package or the Equity Package of less than the Class 3 and 4 Distribution Ratio (the "Oversubscribed Package"), the Distribution will be made to holders of a Class 3 or 4 Claim selecting such Oversubscribed Package at the Class 3 and 4 Distribution Ratio on a Pro Rata basis, and the Claims not satisfied in such Distribution shall be allocated to the Debt Package or Equity Package, as the case may be, that is not the Oversubscribed Package. Notwithstanding the foregoing, if total amount of Allowed Class 3 and 4 Claims exceeds $500,000,000, the minimum distribution ratios for the Debt Package and Equity Package set forth above shall be reduced commensurate with the amount by which total Allowed Class 3 and 4 Claims exceed $500,000,000. In addition, on the Effective Date, each holder of a Class 3 or 4 Claim shall receive its Pro Rata share of any Cash recoveries from or in connection with the Excepted Assets prior to the Effective Date, and the consideration paid the Debtor by any entity other than Europa who purchases some or all of the European Assets. Each holder of a Class 3 Claim or Class 4 Claim is hereby deemed to have received a beneficial interest in the Liquidating Trust and be

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                                                       Case No. 00-12731-BKC-RAM

entitled to participate in subsequent Distributions therefrom. Intercompany Claims, if any, between the corporations constituting the European Assets and the Debtor shall be canceled and deemed null and void on the Effective Date and receive no Distributions under the Plan. Intercompany Claims between the corporations constituting the European Assets and Affiliates of the Debtor shall be canceled and deemed null and void on the Effective Date and receive no Distributions under the Plan, but only to the extent the Debtor controls an Affiliate and such action is lawful under applicable law. Distributions to holders of Fixed Rate Notes shall be made by the Disbursing Agent to the Indenture Trustee for the benefit of holders of Fixed Rate Notes. The Indenture Trustee shall in turn be authorized and directed to make distributions under the Plan and the Indenture to holders of the Fixed Rate Notes who hold such Fixed Rate Notes as of the Record Date. The Form of the Securities to be issued and the Indenture for the Notes are attached as EXHIBITS "9" AND "10", respectively to the Disclosure Statement.

E.       CLASS 4 - GUARANTEE CLAIMS

         Class 4 consists of all unsecured creditors holding Guarantee Claims. All Guarantee Claims shall be Allowed or Disallowed in accordance with the provisions for resolving Disputed Claims as set forth in Article VII of the Plan.

         The Debtor estimates the total amount of Guarantee Claims will be between $250,000,000 and $300,000,000.

         The treatment of Allowed Guarantee Claims is the same treatment as that afforded holders of Allowed Class 3 Claims.

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                                                       Case No. 00-12731-BKC-RAM

F.       CLASS 5 - SECURED CLAIMS

         All Secured Claims shall be Allowed or Disallowed in accordance with the provisions for resolving Disputed Claims as set forth in Article VII of the Plan. The Debtor estimates the total amount of Secured Claims to be $0.00.

         For all purposes, including voting, confirmation and Distribution under the Plan, the amount of any Allowed Secured Claim will be determined based on the value of the Collateral securing such Claim to the extent that such Collateral is part of the Excepted Assets to be transferred by the Debtor to the Liquidating Trust. Any Claim that is secured by an unavoidable Lien on Property of the Debtor that is to be surrendered by the Debtor prior to the Effective Date shall be treated as a Class 3 Claim, but shall be reduced by the extent of the value of the surrendered Collateral securing such Claim, as determined by the Court pursuant to Section 506(a) of the Code. With respect to Property that is transferred to the Liquidating Trust that is Collateral subject to an Allowed Secured Claim, the legal, equitable and contractual rights of the holder of the Allowed Secured Claim shall be Reinstated on the Effective Date and all payments required to be made to effectuate Reinstatement shall be made by the Liquidating Trust. The Debtor's failure to object to such Secured Claim in the Case shall be without prejudice. The Liquidating Trustee's right to contest or otherwise defend against such Claim, in the appropriate forum, when and if such Claim is sought to be enforced by a holder of an Allowed Secured Claim is hereby reserved. Notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code, all Pre-Petition Date Liens on Property of the Debtor held by or on behalf of the holders of Allowed Secured Claims with respect to such Claims shall survive the Effective

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                                                       Case No. 00-12731-BKC-RAM

Date and continue in accordance with the contractual terms of the underlying agreements with such holders of an Allowed Secured Claim until, as to each such holder of an Allowed Secured Claim, the Allowed Claims of such holders of Secured Claims are paid in full.

G.       CLASS 6 - ADMINISTRATIVE CONVENIENCE UNSECURED CLAIMS

         All Administrative Convenience Unsecured Claims shall be Allowed or Disallowed in accordance with the provisions for resolving Disputed Claims as set forth in Article VII of the Plan. The Debtor estimates the total amount of Administrative Convenience Unsecured Claims to be $20,000.

         The holders of Allowed Administrative Convenience Unsecured Claims will receive payment in Cash on the Effective Date or as soon thereafter as is practicable in an amount equal to 100% of the Face Amount of such Allowed amount of such Claims, not to exceed $1,000. Any holder of an Allowed Unsecured Claim (or Claims) in excess of $1,000 that desires treatment of such Claim (or Claims) as an Allowed Administrative Convenience Unsecured Claim shall make an irrevocable election to reduce its Claim (or aggregate Claims) to $1,000 in writing on the Ballot and return such Ballot on or prior to the Ballot Date. Any election made after the Ballot Date shall not be binding on the Debtor unless the Ballot Date deadline is expressly waived in writing by the Debtor for the express benefit of any holder.

H.       CLASS 7 - SUBORDINATED SECURITIES CLAIMS

         The holders of Subordinated Securities Claims, including Federal Securities Litigation Claims, shall receive no Distribution on their Claims.

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                                                       Case No. 00-12731-BKC-RAM

I.       CLASS 8 - OLD COMMON STOCK INTERESTHOLDERS

         Old Common Stock Interestholders shall receive no Distributions under the Plan. All Old Common Stock Interests shall be deemed to be canceled and extinguished on the Effective Date.

                                    SECTION V
                              SOURCE OF FUNDING AND
                         MEANS FOR IMPLEMENTING THE PLAN

A.       MANAGEMENT/OWNERSHIP OF EUROPAIT

         As described earlier, EuropaIT is a newly formed entity incorporated in Denmark (EuropaIT's incorporation documents and by-laws are attached as EXHIBIT "7" to the Disclosure Statement). EuropaIT has no significant business activities apart from its Management Contract with CHS. EuropaIT has entered into management fee arrangements with most European subsidiaries, which are nearly identical to those previously maintained by CHS in 1999. However, due to the current shortage of cash in the subsidiaries, EuropaIT has collected less than $50,000 from the subsidiaries, to date.

         EuropaIT's opening balance sheet is attached as EXHIBIT "6" to the Disclosure Statement. The balance sheet reflects no assets apart from cash and receivables (management fees payable) from the European subsidiaries.

         Currently, 100% of the capital stock of EuropaIT is owned by Plectrum Holdings, a Gibraltar company, which was formed, in late 1999 to serve as the vehicle for management's equity interest. After the proposed transaction is completed, Plectrum will own 80% of the fully diluted common stock of EuropaIT, with the creditors of CHS owning the remaining 20%. At present, Mark Keough is the sole Director of Plectrum, and Mark Keough and Ross Mullins are

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                                                       Case No. 00-12731-BKC-RAM

the Directors ("Managers" according to company by-laws) of EuropaIT. After the transaction, management will have the following five representatives on the Boards of both Plectrum and EuropaIT. A brief description of their backgrounds is as follows:

         1. MARK E. KEOUGH - Mr. Keough, who is 45 years old and a dual national of the US and Ireland, will serve as Chief Executive of EuropaIT. For the period July 15, 1999 through December 14, 1999, Mr. Keough was the Chief Operating Officer of CHS Electronics, where he was primarily responsible for the operation of the European subsidiaries. Effective December 14, 1999, the date on which the December 1999 Exchange Agreement with Journey was signed, Mr. Keough resigned from CHS.

         For several months prior to his role at CHS, Mr. Keough worked with several prominent private equity firms to identify appropriate acquisitions in the distribution sector in Europe. He participated in the due diligence efforts at a large European plumbing distributor and a major electrical wholesaler based in Germany. From March 1994 to June 1998, Mr. Keough was Vice- President of Product Management and Supply at Wesco Distribution, the no. 2 electrical wholesaler in North America. At Wesco, he was responsible for relationships with manufacturers, operation of central distribution centers and inventory policy. Wesco was formerly the distribution subsidiary of the Westinghouse Electric Company, who sold it to an investor group led by Clayton, Dubilier & Rice (CD&R) in February 1994. Mr. Keough was recruited to Wesco by CD&R. From 1994 to 1998, Wesco's sales grew from $1.5 billion to $2.5 billion and operating profit improved from an $11 million loss to an $89 million profit. In June 1998 Wesco was sold for $1.1 billion, which represented an equity gain approximately $550

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                                                       Case No. 00-12731-BKC-RAM

million on the $100 million invested in 1994. It was one of the most successful leveraged buy- outs of the 1990's, yielding an IRR of over 50% per annum. Prior to his post at Wesco, Mr. Keough was a partner (Principal) with McKinsey & Company, the management consulting firm. Most of Mr. Keough's experience at McKinsey (1982-1994) was in Europe (Spain, UK, Italy, Portugal, Holland), where he focused on manufacturing and supply chain management. As a partner he was the world-wide leader of the firm's supply management practice and authored several articles on strategic purchasing. Mr. Keough received two undergraduate degrees from the Massachusetts Institute of Technology, in Urban Planning and System Dynamics. In 1982 he received an M.B.A. from the Graduate School of Business Administration at Harvard, where he was elected by the faculty as a Tutor in Managerial Economics.

         2. ROSS H. MULLINS - Mr. Mullins will serve as the Chief Financial Officer of EuropaIT. Mr. Mullins, who is 51 years old and a U.S. citizen, has been resident in Europe since 1973. He is currently Managing Director of a corporate finance boutique, RCF Corporate Finance S.A., based in Geneva, Switzerland. Mr. Mullins founded RCF in 1994 to provide out- sourced capital markets and banking expertise to high growth companies and financial institutions. Using his banking experience with Chase Manhattan, Mr. Mullins has built a business at RCF which has advised on approximately $1.5 billion in financing. RCF specializes in advising its clients on asset securitization, high yield bond issues and syndicated loans. From an industry perspective it concentrates on the telecoms, computer and banking (Eastern European financial institutions) segments. Prior to setting up RCF, Mr. Mullins was employed from 1992 to 1994 by the Swiss subsidiary of Merisel Inc. (at that time a FORTUNE 500 computer products

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                                                       Case No. 00-12731-BKC-RAM

distributor) as Managing Director in a turnaround situation. Prior to Merisel, Mr. Mullins founded, operated and subsequently sold a financial consulting business which marketed risk management software to banks in the period 1987 to 1992. During this period he also did some venture capital investing in Russia, creating two companies on whose Boards of Directors he still sits. Earlier in his career, Mr. Mullins spent almost 10 years with Digital Equipment in Spain (as Financial Director) and in Geneva (as Financial Controller for the Laboratory Data Products Group), before joining Chase Manhattan and working with Chase as a Vice President and Manager of Corporate Banking in French-speaking Switzerland from 1984 to 1987. Mr. Mullins holds a B.A. in Economics from Wesleyan University in Connecticut, U.S.A. and was awarded a Thomas J. Watson Fellowship upon graduation from Wesleyan.

         3. F. ROBERT MOUNTAIN - Mr. Mountain is the Director of Business Development for Europa IT, which includes responsibility for strategic vendor relationships, mergers & acquisitions, market research, and the Romak computer assembly business. Mr. Mountain is 56 and is a UK citizen based in Paris. Originally qualifying as an Industrial and Mechanical Engineer he moved quickly into General Management. Early in his career he gained experience in a variety of manufacturing and distribution businesses including FMCG and electronic toys and games and held a number of management position with ITT (STC) in their Power Components Division in UK. He entered the Computer Industry in 1983 and in 1985 founded a new value-added distribution company, Trinitec, PLC which, after five years of rapid growth in sales and profits, became part of the Metrologie Group in 1990. He was first Managing Director and then chairman of the Metrologie operations in the UK between 1990 and mid - 1998.

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                                                       Case No. 00-12731-BKC-RAM

Metrologie had acquired two businesses in the UK, and at the start of the recession in the early 90's, Mr. Mountain implemented a program of rationalization and cost reduction, which resulted in operating costs being reduced by more than 60%. He then saw the UK Company through a period of fast, profitable growth to a turnover of some $300m. Metrologie UK had approximately 80% of its sales in Value Added Distribution and was the biggest European customer for Digital (subsequently Compaq) Alpha products. He sat on the Main Board of Metrologie International S.A., (listed on the Paris Bourse) from 1992 until its acquisition by CHS in 1998. He played a significant role in the operational and financial restructuring of the Group. Metrologie International was recapitalized in 1995 through an investment by APAX Partners and the Managers. The share price doubled during the three years leading up to the sale. He has considerable experience in both Volume and Value Added Distribution in many countries throughout Europe.

         4. RENE-LUC CAILLUD - Mr. Caillud is the general Manager of Metrologie France and has been recently appointed as General Manager of CHS France, thereby uniting the two key subsidiaries in France and supervising approximately 60% of EuropaIT's total business. Mr. Caillud has been with the Metrologie group (acquired by CHS in 1998) for seven years. For four of those years he was General Manager of Metrologie France, the largest unit of the Metrologie Group. Prior to that he spent one year as Managing Director of Metrologie Germany, and two years as a General Manager responsible for integration of acquisitions. Before joining the Metrologie Group, Mr. Caillud was General Manager of CMG, a French corporate reseller. Earlier in his career he worked in the finance function at Matra and ICL France.

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                                                       Case No. 00-12731-BKC-RAM

         Mr. Caillud earned an undergraduate degree in Mathematics and graduate degrees in law and business (M.B.A.) from the H.E.C. (Haute Etudes Commerciales), a leading French business school. Mr. Caillud is fluent in English and German in addition to his native tongue.

         5. ALEXIS LOPE-BELLO - Mr. Lope-Bello is the Director responsible for EuropaIT's Eastern European businesses. Mr. Lope-Bello brings to EuropaIT in-depth experience in the Eastern European and Russian market place, where he has worked since 1998 ("before the wall came down"). During this period, he also resided in Russia for three years. Mr. Lope-Bello played the leading role in building CHS's Eastern European presence to $800 million in sales through acquisitions and aggressive development of new and existing businesses. He has also developed an extensive network of contacts with vendor management in Eastern Europe.

         Mr. Lope Bello, a citizen of Venezuela, is 34 years old and was graduated from IUNP in Caracas with a degree in Computer Science. He has also attended several vendor-sponsored training courses in general management.

B.       ASSETS TO BE PURCHASED BY EUROPA

         The transaction now proposed to the creditors of CHS is essentially what was agreed to in a letter agreement, a copy of which is attached as Exhibit "1" to the Plan (the "Letter Agreement"). The assets to be included in the transaction are the capital stock of the European operating subsidiaries. (A detailed profile of CHS' European subsidiaries, including summary financials, number of employees, market size, etc. is presented in COMPOSITE EXHIBIT "8" attached to the Disclosure Statement.) The combined subsidiaries had sales of approximately $1.9 billion in 1999 and total assets of $454 million as of December 31, 1999 (unaudited).

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                                                       Case No. 00-12731-BKC-RAM

Attached as COMPOSITE EXHIBIT "4" to the Disclosure Statement are Pro Forma for the European Assets. In addition to the capital stock of the operating subsidiaries, certain other assets will also be transferred to EuropaIT, where the companies involved are inactive, have the rights to certain legal actions, or have ownership disputes.

         1. FRANCE - the two French operating subsidiaries represent about 60% of the total sales of the entities included in the transaction. Metrologie France is approximately 25% bigger in sales than CHS France, but CHS France is the better capitalized company. Both companies are located in the Paris region. Metrologie was acquired in mid 1998 by CHS and has been run as a separate company since then. More recently, a plan has been developed to combine the "back office" of the two entities while maintaining multiple front-ends to serve the needs of targeted customer segments, including, retail, large VAR's, smaller VAR's/dealers, and higher end product segments ("value-added" business).

         2. SCANDINAVIA - Scandinavia is comprised of 3 principal operating entities: SMG Norway, SMG Sweden and SMG Denmark. The Scandinavian region accounts for approximately 30% of total sales of the combined subsidiaries, with Sweden and Norway approximately equal in size and Denmark considerably smaller. The companies represent various combinations of three previous acquisitions of CHS, including Santech Micro Group, Biltek Sweden, and Lars Krull. Over the past 2 years, these acquisitions were gradually combined to form the three current entities. Historically, all three companies have been well financed and viewed as solid performers, though operating cost has tended to be higher than

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                                                       Case No. 00-12731-BKC-RAM

elsewhere in Europe. Another distinguishing feature of the Scandinavian operation is their success with component sales to OEM customers.

         3. EASTERN EUROPE - The IT distribution industry is considerably less developed in Eastern Europe and market information is difficult to obtain. The market is generally viewed as substantially smaller than Western Europe, perhaps 10% of the total, but with potential for rapid growth. CHS has had a strong presence in Eastern Europe, which is viewed as an attractive feature by leading IT vendors. Whereas distribution is relatively easy to find in Western Europe for the leading manufacturers, reliable channel partners are more difficult to identify n the developing markets of Eastern Europe and Russia. The Eastern Europe subsidiaries included in the transaction cover the three Baltic states, Russia, Croatia, Slovakia, Hungary and Czech Republic. Eastern Europe subsidiaries represent approximately 8% of the sales of the combined total.

         There are some special circumstances to take into account in Hungary and Czech Republic. In Hungary, the CHS operation (CHS Hungary) is owned by Kventa Kft, a Hungarian company owned in turn 51% by local management and 49% by CHS Electronics, Inc. CHS also owns an option to purchase back the controlling 2% of Kventa Kft, which was sold to the local management in October 1999. EuropaIT is proposing to purchase both the 49% ownership interest and the option for the further 2%, either separately, or as a 51% interest after the option is exercised by CHS. The sale of CHS' 49% ownership interest to EuropaIT is subject to a right of first refusal by Kventa Kft, the owner of the 51% interest. Exercising the option prematurely could result in a damaging reduction in credit for the Hungarian operation.

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                                                       Case No. 00-12731-BKC-RAM

         In the Czech Republic, the principal entity is TH Systems, which enjoys a strong presence in the Czech market. Following the announcement of the December 1999 Exchange Agreement, TH Systems management announced that their company was not actually owned by CHS, in the first instance. CHS and EuropaIT believe that local management indirectly established a new company (TH Systems Czech) and have taken action to transfer TH Systems employees and customers to this similar-sounding company. CHS filed a criminal complaint against local management in the Czech Republic. EuropaIT believes that it may be possible to negotiate a solution to this situation and recover the business of TH Systems. Financial information for TH Systems is not included in EuropaIT's pro forma because of the uncertainty surrounding the outcome of the Czech situation.

         4. PORTUGAL AND IRELAND - Portugal represents approximately 2% of the total sales of the combined entities and distributes a relatively broad range of IT products. The operation in Ireland, called Romak, focuses on PC assembly rather than IT equipment distribution. EuropaIT believes that while Romak is small in sales today, it could play a larger role in the group by providing private-label PC's and participating in channel assembly programs sponsored by the larger PC manufacturers.

         5. KARMA - The proposed transaction includes the sale of the capital stock of Karma International, S.a.r.l. (KISA) and Karma International AG (KIAG). KISA is the Luxembourg holding company of the Karma operation, which was acquired by CHS in 1997. Karma was viewed as the world's leading component distributor, particularly for hard drives, operating primarily in Europe. In 1998, the Karma Group had sales of approximately $1.3 billion. The

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                                                       Case No. 00-12731-BKC-RAM

Karma organization was distinctive in its operating approach: product was purchased centrally (instead of within each operating subsidiary) with most administrative functions located in Istanbul. Another important feature was the culture of "partnership" in Karma. Each local office manager was treated like a partner and a substantial portion of the compensation was derived from the profits of the local office. The company prospered with this centralized, low cost, partnership and for this reason, CHS generally kept a "hands-off" attitude towards the company, allowing it to operate with some independence from other CHS subsidiaries located in the same geographic territory. As previously disclosed, in October and November 1999, several of the Karma managers, including a former CHS Board member, Bernd Karre and the manager of Karma Germany, Gottfried Hackbarth, developed a plan to purchase the sales subsidiaries of Karma, but leaving behind the central purchasing entity, CHS-CPO S.A., a Swiss company. EuropaIT believes the plan was developed with the assistance of Deutsche Financial Services (DFS), who held a lien on the shares of the Karma subsidiaries for the unpaid balance of a loan to KISA of approximately $4.7 million. On November 24,1999 KISA sold to Austin Commercial Enterprises, a British Virgin Islands company ("Austin"), the 10 largest sales subsidiaries of Karma, representing over 80% of Karma's revenue stream. An eleventh subsidiary was added shortly thereafter. One Director of KISA approved the sale: Gottfried Hackbarth, who was also named Chief Executive of the spinoff. Under Luxembourg law, one Director can authorize the sale of substantially all the assets of an S.a.r.L. (a particular corporate form typically used for small businesses). The consideration was approximately $9 million, of which $4.7 m was paid immediately and the balance was to be paid at a time to be agreed by both parties. The $4.7

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                                                       Case No. 00-12731-BKC-RAM

million was then sent to DFS to release the lien on the Karma subsidiary shares. Neither the Boards of KISA nor CHS were aware of these transactions at the time. Senior management of CHS only found out about the transaction through an obscure Internet press release announcing a Karma MBO in December 1999. As of September 30, 1999, the total Karma Group had $294 million in assets. As a result, CHS was left with CHS-CPO, SA a Swiss Company used as the central purchasing entity of Karma, and a subsidiary of KISA. This company has total debts of approximately $90 million and its principal asset is receivables against the Karma sales subsidiaries which were sold to Austin. Austin denies responsibility for these receivables. CHS- CPO is under the supervision of the bankruptcy court in Switzerland. CHS, through KISA, has filed a criminal complaint against Hackbarth and a civil complaint against Austin. In anticipation of possible legal problems, Karma managers are creating "mirror" companies, presumably to be used for transferring employees and assets from the legal entities in dispute (e.g. Karma Portugal was newly formed and there are rumors that similar action was taken in Switzerland).

         With regard to the Karma situation, EuropaIT proposes the following approach. 1) negotiate with Austin for the return of the Karma subsidiaries, pursuing legal avenues as necessary; and 2) negotiate with the creditors of CHS-CPO to resolve the debt problem, possibly through a restart of the centralized component business mode pioneered successfully by Karma. Several EuropaIT entities have significant component sales. This would only be feasible with the support of the CHS-CPO creditors, since they are also the major suppliers to the component industry. Resolution of the debt at CHS-CPO could reduce the claims against CHS, since the major CHS-CPO creditors (Seagate, Quantum, Maxtor, Iomega) also hold CHS guarantees for

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                                                       Case No. 00-12731-BKC-RAM

the CHS-CPO debt. Because of uncertainty of the outcome of the negotiations with Austin and the CHS-CPO creditors, no Karma financial data is included in the pro-forma statements of EuropaIT.

C.       PC WAY

         Although not included as an asset being purchased in the Letter Agreement, EuropaIT has proposed including PC Way in this transaction as a substitute asset for CHS' 40% interest in Poland which is included in the Letter Agreement. As previously disclosed, CHS' 40% interest in Poland was sold in March 2000 for $1.3 million, subsequent to the development of the Letter Agreement. CHS has not yet agreed to this proposed substitution.

         CHS has a shareholding in a joint venture to assemble private label PC's called PCWay, operating out of a warehouse in Holland. The net book value of this business is approximately $1.3 million. In 1999, the company had sales of $16 million and generated a net loss of $200,000. CHS owns a 49% stake in PCWay, with an option to purchase and additional 1% share. The joint venture partner is Trigem, one of the world's leading manufacturers of PC's and components. EuropaIT believes that this entity could offer potentially attractive synergies with the PC Distribution business. The future of PC Way is in some doubt, however, as the company operated in a small area of a warehouse that was rented by CHS for its Karma components business. CHS is now in default on the rent for the warehouse and PCWay may not be able or willing to transfer its assembly fixtures to another location.

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                                                       Case No. 00-12731-BKC-RAM

D.       OTHER SUBSIDIARIES

         In addition to the Karma and Czech subsidiaries described above, EuropaIT proposes to purchase the assets of other inactive companies, as listed the Letter Agreement. In EuropaIT's opinion, these companies have no book value, but may have some residual value as owners of useful trading names (e.g. Metrologie Germany).

E.       CONSIDERATION OFFERED BY EUROPAIT

         In exchange for the assets described above, EuropaIT proposes to offer securities with a face value of $67 million plus a 20% interest in EuropaIT's common stock. Under the proposed transaction, creditors will be asked to choose their share of either the equity or debt securities paid to CHS by the EuropaIT. Holders may make more than one election by subdividing their claims. If either the debt securities or the equity securities paid to CHS by the EuropaIT are over-subscribed, the over-subscribed portion of the claims will be allocated under-subscribed securities on a pro rata basis. The terms of the equity and debt securities being offered are as follows (assumes $500 million in claims all distributions adjust proportionately if claims are other than $500 million):

    1.  DEBT PACKAGE

    30 Month Notes      Distribution by CHS:    $7.50 per $100 claim

                        Issue Size              $22.5 million

                        Interest Rate:          10% p.a.,

                        Maturity:               30 months

                        Principal Repayments:   5 equal installments on each 6
                                                month anniversary of issue date

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                                                       Case No. 00-12731-BKC-RAM

                        Registration Rights:    Demand rights after 18 months

                        Callable:               at any time at par plus accrued
                                                interest

    2.  EQUITY PACKAGE

    Redeemable Con-     Distribution by CHS:    $22.50 per $100 claim
    veritable Preferred
    Stock               Issue Size:             $45 million

                        Dividend Rate:          10% if paid in cash;
                                                alternatively, at the option
                                                of EuropaIT, payable in kind
                                                at 12% for first two years,
                                                13% in year 3, and 14% in year 4

                        Conversion Date:        Fourth anniversary

                        Redeemable:             Anytime at par plus accrued
                                                interest

                        Registration Rights:    Demand rights after 18 months

                        Conversion Rate:        Each $1.0 million of preferred
                                                is convertible into 2% of
                                                EuropaIT Common Stock (i.e.
                                                convertible to 90% of equity)

    Common Stock                                20% of the fully diluted equity
                                                capital of Europa IT as of the
                                                closing date

         Further details on the securities, including the form of the securities and the indenture for the notes are included as Exhibits "9" and "10", respectively, attached to the Disclosure Statement.

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                                                       Case No. 00-12731-BKC-RAM

F.       MARKET CONTEXT, EUROPAIT BUSINESS PLAN AND RISK FACTORS

         1. INDUSTRY STRUCTURE

         According to the International Data Corporation ("IDC Report") the total expenditure on IT hardware and software in 1999 in Western Europe was $254 billion, up from $192 billion in 1996. This product flows through to end users via two generic routes: direct from the manufacturer, and indirectly, through various intermediaries, including distributors such as CHS. According to the IDC data, the portion flowing through the direct route has declined from about 56% in 1996 to 49% by 1999. IDC forecasts that the indirect sales will grow at 10.3% per annum for the period 1998-2003, which is twice the rate of growth of the direct sales approach, resulting in only 45% of sales through the direct route by 2003.

         The IDC report defines five types of intermediaries in the channel, who collectively comprise the indirect route to market, as follows:

                    a. RETAILERS/MASS MARKET - $22.9 billion through this channel in 1999 according to IDC. Retailers sell stand-alone systems to home and small business users. They are forecast to grow at a rate of 17.9% per year through 2003, the fastest growing of any channel partner.

                    b. PC DEALERS - These intermediaries are the traditional distribution route for small to medium business end users, representing an estimated $29.3 billion in IT equipment sales in 1999. PC dealers may or may not have a 'shop front' and can often sell to home users. This channel is expected to remain essentially flat over the next few years, with a growth rate of just under 1% per year.

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                                                       Case No. 00-12731-BKC-RAM

                    c. VALUE-ADDED RESELLERS/SYSTEM INTEGRATORS - This channel focuses on more complex installations, usually (by definition) adding their own hardware, software, or consulting services to manufacturer's hardware package. The total channel sales were estimated by IDC to be $38.7 billion in 1999, and forecast to grow at an above-average rate of 11.7% per year through 2003.

                    d. MAJOR RESELLERS - This channel focuses on the needs of large business and government customers, providing hardware, software, installation, and project management services on a large scale. This channel represents $39 billion in sales and is expected to grow at 10.9% per year through 2003.

                    e. DISTRIBUTION - Distributors are by far the largest intermediary in the IT channel, with total sales of $69 billion in 1999 according to IDC. The role of the distributor is to essentially sell to the other intermediaries (an estimated 65,000 - 100,000 in total) and simplify the interface to the market for the manufacturer. The trend has been for manufacturers to reduce their direct relationships with intermediaries, focusing on the larger relationships. This has tended to favor distributors, who are forecast to grow their sales at a rate of 14.7% per year according to IDC, nearly double the rate of the overall growth for total IT expenditure in Western Europe.

         In early 1999, CHS was on track to be the market share leader within the IT equipment distribution industry in Western Europe, with an estimated market share of 10% followed by Ingram Micro at 8% and Tech Data (Computer 2000) at about 6%. With the bankruptcies in Germany, Austria, Spain, Belgium and the UK, the sale of Poland, Finland, DNS and

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                                                       Case No. 00-12731-BKC-RAM

Switzerland, the ownership disputes of Karma, TH Systems (Czech Republic) and finally the loss of the companies with unpaid earn-outs (Arena Turkey, Armada Turkey, Raphael Informatica Italy, Memory Set Spain, ARC Spain, BGS Slovakia, CAT Holdings Russia), CHS's position has been reduced to number four in the market, with a share of 2.8% (still one of the largest distributors in Europe). The third-ranking distributor is Scribona (Scandinavia focus) with half the sales of the current CHS subsidiaries in Europe. In this market the top five entities only account for 20-25% of the total, which suggests the market is still quite fragmented.

         In summary, the IT equipment distribution market appears to be large and growing at an above average rate and relatively fragmented.

         2. FUTURE ROLE OF DISTRIBUTION

         The declining importance of direct selling seems at odds with today's conventional wisdom to "go direct". Direct selling can assume several less efficient and more traditional forms than e-commerce. In classical marketing analysis, manufacturers sell directly to customers in the early stages of a product's life cycle when a high-margin, technical sale is required (usually with an expensive outside sales force) to move the product to a small "early adopter" group of customers. As the product matures, margins decline and the product becomes more standardized and widely accepted. The need for a direct sales force diminishes. Consequently, more mature products (like PC's) are sold indirectly, to share selling and logistics costs with other manufacturers through an intermediary such as a wholesaler. This is at the heart of a wholesaler's economic role. As a bundling agent offering one stop shopping to a broad range of customers, wholesalers reduce the overall channel cost because they are in a position to share

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                                                       Case No. 00-12731-BKC-RAM

distribution costs across many manufacturers which brings economics that no one manufacturer is able to match. Wholesalers also significantly reduce the number of transactions required to move product to the customer. For example, 10 manufacturers shipping once a month to 100,000 customers results in 1,000,000 transactions per month (customer placing an order, manufacturer checking credit, warehouse picking, packing and delivery, issuance of an invoice, and payment by the customer). With a distributor as an intermediary, the number of transactions drops geometrically since each manufacturer ships once to the wholesaler (10 transactions) then the wholesaler ships once to each customer (100,000 transactions) for a total of 110,000 transactions, an order of magnitude less than the direct method. It is this economic reality that pays for the existence of wholesalers in even highly commoditized industries. Wholesalers are the least expensive avenue to the customer.

         There are two factors that could erode or eliminate the role of the wholesaler: 1) consolidation of either the manufacturers or the customers; and
2) reduction in transaction costs such that the order-of-magnitude difference in the number of transactions still does not pay for the existence of the wholesaler, i.e. a frictionless economy. There are several examples of consolidation forcing the disappearance of wholesalers, particularly in relation to the US retail industry. Toy wholesalers have been almost eliminated in the US because of the emergence of retail category-killers such as Toys-R-Us, that have eliminated the wholesaler's traditional customer: the small toy shop. Similar trends have forced dramatic consolidation of office supply wholesalers due to competition from alternative channels such as Office Depot reaching out to small business users. The consolidation of the US grocery retail industry will continue to put

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                                                       Case No. 00-12731-BKC-RAM

pressure on food wholesalers, since the larger retail chains can effectively self distribute. At this stage, EuropaIT does not see evidence of consolidation among either the customer base (resellers) or the manufacturers, either one of which could be detrimental to the viability of the wholesaler.

         In the 1980's one of the popular business mantras was "'re-engineering", and a favorite target of this exercise was to reduce or eliminate transactions such as placing an order, which consultants claimed could cost between $50 and $200 per transaction. Many of these re- engineering exercises resulted in "out-sourcing" often to distributors, particularly for the purchase of material that was not central to the business. With the advent of e-commerce in the new century, the traditional view of transaction cost is being challenged, and in some cases reshaping the industrial landscape. The rationale is if transaction can be automated by the e- commerce engine, the economics of direct sales is more attractive. Certain aspects of the order- delivery-payment cycle will undoubtedly be dramatically improved with an e-commerce approach, e.g. information gathering by the customer on price and availability, the actual order placement and probably credit checking and payment. The physical aspects of the cycle are not impacted, e.g. pick, pack, ship, handling of returns and customer service inquiries. The e- commerce technology available to the manufacturers is also available to distributors who are then in a position to reduce their own transaction cost. Whether applied by the distributor, the manufacturer, or both, e-commerce will reduce transaction cost somewhat, which will impact margins. If distributors keep pace with e-commerce developments they should be in a position to

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                                                       Case No. 00-12731-BKC-RAM

match the reduction in margins with a corresponding reduction in cost attributable to this phenomenon.

         While there is a great deal of pressure today from Wall Street to "go direct" (like Dell), the lowest cost method for getting product to the customer will be the method that survives. EuropaIT believes that distributors have a strong opportunity to compete because of a distributor's natural economy of scale advantage over manufacturers acting on their own. In the European market, a distributor with a 20% market share ($14 billion in sales) surpasses the large manufacturer in Europe in terms of economies of scale and these economies are still important to achieve a low cost position. The need to achieve lower and lower cost will continue to drive consolidation in the IT equipment distribution industry and provide a sustainable role for distribution.

         In summary despite the challenges faced by distributors in this industry, independent industry experts (IDC) have concluded that distribution will benefit from the changes in the industry, with sales through distributors rising from 29% to 24% by 2003. See EuropaIT's Business Plan attached as EXHIBIT "11" to the Disclosure Statement.

3.       THE TURNAROUND PLAN

         After executing the proposed transaction, the short-term priority for EuropaIT is to focus on correcting the disastrous consequences of the credit crisis. EuropaIT's approach to this issue will be to develop specific initiatives for each element of the ROCE tree, i.e. the components of Return on Capital Employed:

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                                                       Case No. 00-12731-BKC-RAM

                    a. REVENUE - The prime method for restarting the revenue flow is to re- establish normal credit lines as quickly as possible. Such an action will reassure customers, employees and local vendor sales managers that "EuropaIT is back in business". EuropaIT has been in close communication with key suppliers for months regarding this issue. EuropaIT has been given reassurances, mostly verbal and some in writing, that the moment the subsidiaries are no longer owned by CHS, normal credit will return. EuropaIT has specifically structured this transaction to assure the return of credit lines. Furthermore, EuropaIT believes that European legislation on fair trading requires the provision of a consistent credit lien policy to all authorized distributors. The financial condition of the subsidiaries that are included in this transaction is generally sound and capable of attracting credit. The financial pressures on the subsidiaries are a result of the unresolved debt problems of the parent company, CHS which, in turn, affects the credit worthiness of the operating subsidiaries. Once the Plan is confirmed and EuropaIT owns the assets, EuropaIT expects a substantial improvement in credit. EuropaIT has been conservative in its forecast of how quickly credit lines will come back. The business plan calls a gradual increase in credit lines from the current level of 21 days payable to 30 days in the third quarter of 2000 and 35 days in fourth quarter of 2000. Traditionally, the fourth quarter represents about a one-third of total sales for the year and manufacturers tend to have more credit flexibility at this time of the year to allow the ramp-up in sales. Beyond 2000, EuropaIT expects a slower return to normal credit, achieving 40 days payable by the end of 2001.

                    b. MARGIN RATE - In addition to the crucial issue of credit lines, EuropaIT believes that better management of price and near-price factors (order minimums, delivery

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                                                       Case No. 00-12731-BKC-RAM

minimums, cash discounts, etc.) will lead to improved revenue and margins. Currently, EuropaIT believes that there is a "cost-plus" mentality in the price-setting approach which can be modified by sales training, incentives based on margin improvement, smarter systems interfaces and tighter customer segmentation.

         Another short-term lever on margin rate is the ability to shift the product mix towards more profitable private label products. These products typically require cash up-front, but often turn margins that are double the margin on branded product. More flexibility in working capital will enable a return to this business.

         EuropaIT also believes that the company will soon be in a position to participate in special offers by manufacturers (e.g. new product launch, end of quarter deals) that will provide further margin rate opportunities in the short term.

                    c. OPERATING EXPENSE - An important component of EuropaIT's near-term focus will be to continue efforts to reduce operating expense, primarily through the consolidation of facilities and back office operations. The French companies (which comprise 60% of the total) are now in consultation with employee representatives to implement a plan to create a single back office and a logistics platform for the French businesses. Currently, the combined French businesses operate two administrative facilities and two warehouses with two separate management teams and system platforms. All of these activities occur within the Paris region. Under the plan, EuropaIT will move to a single back office and warehouse by the end of 2000. The French management team believes that operating expense can be driven below 4% of sales. In Scandinavia, management is beginning to explore the possibility of consolidating some back

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                                                       Case No. 00-12731-BKC-RAM

office and logistic activities on a region-wide basis. Recent developments in infrastructure (road links to Denmark, cross-agreements with the various Postal authorities) may facilitate this transition.

         In addition to the efforts underway to consolidate back office activities, EuropaIT has continued the initiative begun by CHS to reduce European headquarters cost. In particular, European product management, marketing, and finance functions have been reduced significantly. Most recently, EuropaIT has eliminated a layer of management (regions) which operated as "span-breakers" between the European headquarters and the subsidiary P&L's. The subsidiaries in Western Europe now report directly to the center, instead of through a European sub-regional structure.

                    d. CAPITAL - The increase in credit lines to normal levels will reduce working capital requirements significantly. EuropaIT's principal challenge is to ensure that any capital increases are closely monitored. EuropaIT expects to increase inventory in particular, but does not believe that it is necessary to return to CHS' 1998 levels to ensure competitive levels of customer service. EuropaIT does not see any significant fixed capital requirements in the short term.

         EuropaIT also sees near term opportunity to improve the company's access to secured credit facilities. Today, the European subsidiaries have access to over $100 million in secured credit lines, but because of CHS' financial problems, the lenders have imposed restrictions on these lines, including extra fees, higher interest and more importantly, lower advance rates

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                                                       Case No. 00-12731-BKC-RAM

against the security (usually accounts receivable). Once the proposed transaction is complete, secured credit lines will improve.

         In summary, the objective of the turnaround plan is to return to CHS' 1998 levels of profitability and revenue generation (with a more efficient usage of working capital). EuropaIT believes these targets are realistic in that these same entities were able to demonstrate this level of performance in the recent past, especially since the levels of profitability demonstrated by CHS in 1998 were still below those shown by competitors such as Ingram Micro and Tech Data during the same period. This provides further comfort that the short-term objectives are reasonable and achievable.

         e. STRATEGIC DIRECTION

         While the short-term focus is necessarily on an operational turnaround, EuropaIT is developing the key principles that will define its strategy and sustainable competitive advantage. As a consequence, EuropaIT's plan is to move the company in the following directions simultaneous to the turnaround activities described above:

                    i. EXPLOIT E-COMMERCE - EuropaIT believes that e-commerce technologies represent an opportunity to reduce transaction cost for certain elements of the order processing cycle. Already, the European subsidiaries have developed extensive experience with these technologies. For example in Sweden, over 30% of order lines received from customers are via the web. In France, the integration plan mentioned above, includes the development of a stand-alone pure e-commerce entity to focus on developing the "next generation" business process for IT equipment distribution.

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                                                       Case No. 00-12731-BKC-RAM

         EuropaIT plans to take further, more radical steps to develop green-field pure e- commerce distribution operations in those geographies where CHS has no presence today (e.g. Germany). In many of these geographies, EuropaIT has, or can get access to, the customer databases of former CHS companies operating in that country market. Based on rough, back-of the-envelope calculations, EuropaIT believes that a pure e-commerce distribution business can operate at the 2-3% cost level; less than half the cost level of a traditional distribution business.

                    ii. INCREASE VALUE-ADD - An important component of EuropaIT's strategic direction will be to seek ways to sensibly add greater value in the supply chain. In particular, EuropaIT will be looking for ways to build stronger, multi-faceted relationships with its customers (the resellers) and, indirectly, the end users. As a consequence, EuropaIT hopes to build higher and more sustainable margins and provide better value to the vendors. EuropaIT sees four methods for implementing this initiative:

                    iii. LOGISTICS SERVICES - EuropaIT is going to place more focus on providing more sophisticated and useful logistics services to its customers, possibly including direct deliver to end users, emergency service, 24 by 7 availability, special labeling and packaging capabilities. EuropaIT has also begun discussions with third party logistics companies for possible joint venture activities. Providing logistics services to its vendors, particularly channel assembly and configuration will also be a feature of its value add offering. In the Scandinavian region, EuropaIT is already offering logistics services to third parties and is considering whether to set up the logistics function as a stand-alone profit center. The U.S. mail-

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                                                       Case No. 00-12731-BKC-RAM


order fulfillment houses have successfully developed logistics services for web-based companies. This might also be an opportunity for EuropaIT in Europe.

                    iv. MARKETING SERVICES - While distribution has traditionally had a logistics role in the supply chain, the most successful distributors have also developed as effective marketers. EuropaIT intends to develop a sharper and more professional marketing focus through better segmentation of the customer base, alignment of its business offering to focus on priority segments, and development of products and programs to satisfy the specific needs of those segments. EuropaIT will encourage the development of customer-focused sales and marketing teams (as opposed to product-focused teams). This organization is already being implemented in France as part of the back-office integration project, now under discussion with employee committees. EuropaIT also believes that product integration (from multiple manufacturers) may offer marketing opportunities that are not available to any one manufacturer.

                    v. NEW GEOGRAPHIES - EuropaIT has developed in depth experience in emerging markets, particularly in the former Soviet Union and Eastern Europe. These markets are difficult for manufacturers to penetrate and competition is much reduced compared to the developed markets of Western Europe, resulting in higher margins, generally. As part of its strategy, EuropaIT expects to apply this expertise to low risk entry into new merging markets (e.g. Ukraine), thereby offering a distinctive distribution service to vendors.

                    vi. CLOSER TO THE CUSTOMER - EuropaIT will encourage its operations to move up the value chain towards the end user. EuropaIT is already in discussions with resellers on co-operative ventures. EuropaIT would not rule out the possibility of acquiring specialized

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                                                       Case No. 00-12731-BKC-RAM


resellers, if this were compatible with its marketing strategy. So-called "hybrid" distributors, such as Computacenter and SCH in the UK have managed to build successful and well-regarded business models through the combination of distribution and reseller functions. EuropaIT will be alert and receptive to these opportunities if this can be done without damaging relationships with its existing base of reseller customers.

         f. ACHIEVE SCALE - A fundamental component to EuropaIT's strategy is to continue the drive to achieve scale. The distribution of IT equipment is still quite fragmented in the European market, which presents excellent opportunities for consolidation. Driving for scale is essential to develop a sustainable competitive advantage, but the scale can be developed at several levels, each of which has its cost benefits:

                    i. ORDER SCALE - Much of the cost of distribution is driven by order size. Within reasonable limits, the cost to process a small order is comparable to the cost of processing a large order. These costs extend through to transportation, since drop size is a key component of transportation unit costs. Increasing order size through greater product breadth, order minimums and enhanced customer relationships will be high on EuropaIT's list of priorities.

                    ii. NATIONAL SCALE - Scale within a country operation can be beneficial to the overall cost and effectiveness of a distribution operation. Most products in the IT industry in Europe are still country-specific, which limits the benefits of centralized European stocking. Today, vendors and distributors are very much organized on a country by country basis. Scale within a country can reduce the per unit cost of country level headquarters, warehouse cost and

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                                                       Case No. 00-12731-BKC-RAM


marketing expense. Country level scale also leads to better utilization of inventory since larger volumes tend to reduce the level of safety stock required to meet a given level of customer service. The French subsidiaries enjoy a significant scale advantage in France, where EuropaIT will be twice the size of the nearest competitor. Scale on a European level does not necessarily translate into benefit at the national level. A distributor who has mediocre operations in all European countries can appear to have more scale, but having scale in Germany does not help to reduce cost of operations in France. It will be EuropaIT's intention to develop national scale in key markets, where EuropaIT will seek to have twice the volume of its nearest competitor.

                    iii. EUROPEAN SCALE - While European scale does not necessarily help with in-country operations, it is still strategically important for other reasons. Vendors, in particular, are seeking to reduce the complexity of their relationships with channel partners, which drives them towards large multi-country distributors, even if this is considered sub- optimal for some country markets. As the No. 4 distributor in Europe, it will be EuropaIT's intention is to stay at the forefront of vendor programs and initiatives, to participate in their strategic processes. To make progress in this area, EuropaIT believes it will be necessary to acquire or merge with high quality local distributors in key country markets, such as UK, Italy, Finland, and Spain. EuropaIT's intention is to enter into a joint venture in Germany. In addition to the strategic vendor advantages of scale, pan-European scale can lead to more effective operations for universal products, i.e., products that are not country-specific, such as monitors, motherboards, and hard drives. EuropaIT's believes there will be an increasing trend towards universal products, or assemble-to-order products with universal components. In addition to the

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                                                       Case No. 00-12731-BKC-RAM


benefits of vendor strategy and universal product scale, European size gives advantages in several cost areas such as IT systems and group headquarters expense, that are, or can be, shared across country operations.

         4. FINANCIAL PROJECTIONS

         Taking into account the actions described above for the short-term turnaround and the longer term strategy, EuropaIT developed an estimate for the financial performance of the new company for the period 2000-2004. This is presented in Exhibit 11 attached to the Disclosure Statement. EuropaIT has also included in the exhibit unaudited internal accounts for 1998, and Q1 2000 on an apples to apples basis to facilitate comparison. Note also, that EuropaIT has an "adjusted 1998" to give a pro-forma full year effect for the acquisition of Metrologie in mid- 1998.

         The financial projections are presented in three pieces: 1) an income statement; 2) a statement of working capital and capital structure; and 3) a cash flow statement.

                    a. INCOME STATEMENT - with the return of credit lines, EuropaIT expects the acquired businesses to rapidly recover revenue. The same forces at work that caused the vicious cycle of credit reduction and revenue loss can be reversed and work in the opposite direction. Better credit lines will enable better inventories, and vendor marketing and sales efforts will once again be applied. The fourth quarter is crucial in any year, but particularly the first year of operation for the new company. Typically 35% of the year is sold in the fourth quarter. Overall for 2000, Europa expects to reach revenues that are slightly above levels experienced in 1999.

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                                                       Case No. 00-12731-BKC-RAM


Beyond 2000, the revenues are projected to grow at 10% per year, less than the forecasted market growth rate of 14.7% per year.

         In light of the return in credit and the turnaround actions on pricing and mix, EuropaIT expects the margin rate to improve slowly from Q1 2000 levels. The first quarter is traditionally a low margin period whereas the fourth quarter has higher than average margins. Beyond 2000, EuropaIT is forecasting a slow in increase in margin rate through initiative to add value to the supply chain, as described above. EuropaIT does not, however, expect margin rate to reach the levels experienced in 1998 due to the general downward pressure on industry margins as a result of e-commerce and other forces at work.

         The principal task of management is to get the operating expense under control. Several important initiatives are already underway to effect the consolidation of facilities, as outlined above. Most of the cost for implementing this consolidation had been reserved in the 1999 income statements. Longer term, with aggressive implementation of e-commerce and other cost savings approaches, EuropaIT expects to drive the cost towards the 4% mark. This level is already being achieved by some of its more efficient operations.

         The total operation will lose money in 2000 but develop the necessary momentum to move into profitability in the following year. By 2004 EuropaIT expects, conservatively, to achieve between 0.5% and 1% net profit. This is still below profit levels reported by publicly quoted competitors, which gives reason to believe that these targets are realistically achievable.

                    b. CAPITAL - Working capital is by far the most important financial asset in the distribution business. Management of the working capital flows is crucial to financial

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                                                       Case No. 00-12731-BKC-RAM


stability, particularly as these flows are far larger than the operating expense of the business. EuropaIT believes that the critical element to the turnaround is the return of normal trade credit. The business plan projects a gradual return of credit from the current level of about 20 days to 25 days in Q2 and 35 days for the big fourth quarter sales push. While EuropaIT works with its key vendors to increase the trade credit levels, it needs to exercise restraint on inventory increases to keep cash flows under control. EuropaIT is confident that the business can operate longer-term at the 25 day level for inventory, particularly in light of its plans to consolidate warehouses. At this stage EuropaIT does not expect any significant improvement in receivables management from current levels of about 50 days.

         Secured credit lines will fluctuate with receivables levels at an advance rate of approximately 65%. As the financial situation begins to show signs of a turnaround, EuropaIT believes it will be possible to increase the advance rate to 70% of receivables in 2001 and beyond. The business plan also takes into account the need to repay Metrologie public bonds, due in early August 2000. Management has begun a procedure to renegotiate the maturity of the bonds to allow a bit more breathing room in the early days of the new company.

         The acquisition debt of $22.5 million is included in the financial projections, with semi- annual repayments of principal, as specified in the description of the notes. With the consolidation into EuropaIT of the acquisition debt, the book value of the equity declines to approximately $54 million (including preferred equity). The debt to equity ratio peaks at 4 to 1 by late 2000 and declines gradually thereafter.

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                                                       Case No. 00-12731-BKC-RAM


                    c. CASH FLOW - The cash flow statement is a consequence of the assumptions described above for the income statement and the working capital plan. The statement shows a positive cash flow, after financing from secured credit lines, from the fourth quarter forward. We do not expect any significant investment in fixed capital beyond the depreciation allowance.

         The financial projections described above do not take into account any acquisitions, as was mentioned in the strategy description earlier. EuropaIT believes that it will be possible to attract a new equity investor who will provide the funds to expand the business and help meet the strategic targets described earlier. First, in EuropaIT's view, it will be necessary to effect the transaction contemplated and then demonstrate reasonable evidence that a turnaround in operations is underway. At that stage a new investor could view EuropaIT as an attractive "buy and build" platform, given the favorable industry characteristics of size, growth, and fragmentation. EuropaIT has been in discussion with several private equity firms on these matters and expects those discussions to continue, with the interested parties monitoring the progress of the recovery.

         5. RISK FACTORS - The creditors of CHS are being asked to accept the securities of EuropaIT in exchange for their claims. As with any investment of this sort, there are numerous risk factors:

                    a. LEVERAGE - The opening balance sheet of EuropaIT indicates a debt-to- equity ratio of approximately three to one. This is more highly leveraged than larger competitors such as Ingram Micro or Tech Data, but it is within the range of financial leverage observed

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                                                       Case No. 00-12731-BKC-RAM


within the industry, according to vendors. Financial leverage increases the risk of default and makes the enterprise more susceptible to interest rate increases.

                    b. LOSS OF FRANCHISES - As described earlier, distributors rely on agreements with manufacturers to get access to product and discounts allowed to authorized distributors. These contracts can be terminated at relatively short notice (30-90 days) and, due to the credit crisis of the past several months, the European subsidiaries have lost several franchises, including 3Com, HP PC's in Sweden, HP in Croatia, and Compaq in Russia.

                    c. LOSS OF KEY PERSONNEL - The European companies rely on the skills of its senior managers. The loss of any senior employee does create a risk for the entity. This would be particularly true for the loss of any senior EuropaIT executives or the senior managers of the French subsidiaries.

                    d. CHANGE IN DISTRIBUTION METHOD/INDUSTRY STRUCTURE - Several vendors have publicly announced changes in their channel strategy that could worsen the business climate for some distributors. Such changes include the reduction in number of distributors, the shift to a fee-based compensation model, and efforts to develop a direct-to-end user approach.

                    e. EXCHANGE RATE - The vast majority of EuropaIT's activities are conducted in Western Europe, whereas the securities offered by EuropaIT are dollar-based. This could represent an exchange risk.

                    f. FRENCH BONDS AND BETTER FORTUNE CLAUSE - One of the French subsidiaries, CHS France, has long-term bonds outstanding in the public market, totaling $8 million approximately. These bonds were issued by Metrologie International prior to the acquisition by

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                                                       Case No. 00-12731-BKC-RAM


CHS. The bonds mature on August 4, 2000. The company is attempting to renegotiate the maturity of these bonds. Without a negotiated solution, the maturity of the bonds presents a difficult financial challenge for the company. In addition, as a result of a previous restructuring of the Metrologie business, certain banks in France are beneficiaries of a "better fortune" clause, whereby certain repayments of previously forgiven loans are required if Metrologie net income exceeds specified levels. The company is renegotiating these arrangements.

                  g. RE-ESTABLISHMENT OF CREDIT LINES - EuropaIT has relied on verbal and some written assurances that credit lines will be re-established once the transfer of assets to EuropaIT is complete. However, these assurances have not been specific in the amount of credit to be granted. Over the next several weeks, EuropaIT will be seeking more specific written assurances on this point. The company's business plan relies on the re-establishment of at least some trade credit.

                  h. TAX MATTERS AND DISPUTES - Several of the entities included in the transaction are embroiled in tax disputes in their local jurisdictions. Management has set aside provisions for these disputes in most cases (with the exception of Portugal, where a $3 million provision is likely to be posted in the near future). In making these provisions, there is a risk that management may have underestimated the true impact of these tax matters.

                  i. NO MARKET FOR SECURITIES - There is currently no market for the securities of EuropaIT and there is unlikely to be one in the near future. Holders of the securities do have demand rights for registration of the securities after 18 months.

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                                                       Case No. 00-12731-BKC-RAM


                  j. BETTER PLAN ASSUMPTIONS - EuropaIT has made several assumptions about the future in developing its five year plan. These assumptions were made in good faith, based on the best available data and management judgment. There is a risk, of course, that these assumptions turn out to be incorrect.

G.       THE LIQUIDATING TRUST

         On the Effective Date of the Plan, the Excluded Assets (those assets not being purchased by EuropaIT or other successful bidder) will transferred to a Liquidating Trust. The Liquidating Trust Agreement is attached as Exhibit "B" to the Plan. The Liquidating Trustee will be Burton Emmer.


                                   SECTION VI
                         EXECUTORY CONTRACTS AND LEASES

A.       ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

         Executory contracts and unexpired leases not assumed or rejected pursuant to the Plan or by Order of the Court shall be deemed to have been rejected by the Debtor upon the Effective Date. The executory contracts and unexpired leases which are to be assumed by CHS are reflected in Exhibit "D" of the Plan. CHS reserves the right to amend this exhibit prior to the Confirmation Date.

B.       REJECTION CLAIMS.

         The Plan provides that each person who is a party to the executory contract or unexpired lease whose executory contract or unexpired lease is rejected shall be entitled to file a proof of claim no later than thirty (30) days after the entry of the Order authorizing such rejection if

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                                                       Case No. 00-12731-BKC-RAM


rejection is made through the terms of the Plan and not by specific motion, then thirty (30) days after the entry of the Confirmation Order. If a proof of Claim is not filed within the thirty (30) day period, the right to file a proof of Claim is waived unless otherwise ordered by the Court.

C.       TREATMENT OF REJECTION CLAIMS

         Unless otherwise ordered by the Court, all Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as Class 3 General Unsecured Claims.

                                   SECTION VII
                  VOIDABLE TRANSFERS AND OTHER CAUSES OF ACTION

         The Debtor will retain and transfer to the Liquidating Trust under the Plan all claims and causes of actions to recover transfers of Property of the Debtor under 11 U.S.C. ss.ss.548, 542, 543, 545, 549, 547, 553, 544 and 550,
and, if necessary, to recover damages and obtain equitable relief under federal and state law against third parties. See Exhibit "C" attached to the Plan for a list of all retained causes of actions. CHS is presently investigating whether any claims exist against Insiders and/or Interest holders of the Debtor who may have received fraudulent or preferential transfer(s) of the Debtor's Property prior to the Petition Date and claims against other Insiders of the Debtor for having authorized or directed payments to these parties and in this respect, reserve the right to amend the Plan to include such causes of action in the Plan once the investigation is concluded.

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                                                       Case No. 00-12731-BKC-RAM


                                  SECTION VIII
                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                                       AND
                                SECURITIES ISSUES

A.       TAX ISSUES

         The following discussion briefly summarizes some of the more significant federal income tax consequences of the Plan to the Debtor, the Creditors and the Interest holders based upon the Internal Revenue Code of 1986, as amended (the "Tax Code"), the Treasury regulations promulgated thereunder, the judicial authorities and current administrative rulings. In addition, certain aspects of the following discussion are based on proposed Treasury regulations. The tax consequences of certain aspects of the Plan are uncertain due to the lack of applicable legal authority and may be subject to administrative or judicial interpretations that differ from the discussion below. The Debtor has not requested a ruling from the Internal Revenue Service (the "IRS"), nor will any opinion of counsel be obtained by the Debtor, with respect to the federal income tax consequences of the Plan. There can be no assurance that the IRS will not challenge any or all of the tax consequences of the Plan, or that if such challenge is asserted, would not be sustained. Further, the federal income tax consequences to the Debtor, the Creditors and the interest holders may be affected by matters not discussed below. The following discussion does not address state, local or foreign tax considerations that may be applicable to the Debtor, the Creditors or the Interest holders, and the discussion does not address the tax consequences of the Plan to certain types of creditors and stockholders (including foreign persons, life insurance companies and tax-exempt organizations).

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                                                       Case No. 00-12731-BKC-RAM


         THE DEBTOR'S MANAGEMENT AND THEIR RESPECTIVE COUNSEL AND FINANCIAL ADVISORS ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF CONFIRMATION AND CONSUMMATION OF THE PLAN, WITH RESPECT TO THE DEBTOR, CREDITORS OR INTEREST HOLDERS, NOR ARE THEY RENDERING ANY FORM OF LEGAL OPINION OR TAX ADVICE ON SUCH TAX CONSEQUENCES. THE TAX LAWS APPLICABLE TO CORPORATIONS IN BANKRUPTCY ARE EXTREMELY COMPLEX. CREDITORS AND INTEREST HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS REGARDING TAX CONSEQUENCES OF THE PLAN, INCLUDING FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES.

         The Debtor will be supplementing or amending the Disclosure Statement with a summary of the possible tax consequences of the Plan.

B.       SECURITIES ISSUES

         The Debtor does not anticipate the payment of dividends on the stock to be issued pursuant to the Plan in the foreseeable future. No trading market currently exists for the stock. The Debtor will supplement the Disclosure Statement with additional information regarding securities when it becomes available.

                                   SECTION IX
                            ALTERNATIVES TO THE PLAN

         One alternative to CHS' Plan is a bankruptcy liquidation of its assets. CHS believes that in a forced liquidation of its assets, Creditors would receive little or no distribution. In a chapter 7 liquidation no monies would remain for the distribution to Unsecured Creditors after payment of Administrative expenses. To support this conclusion, attached as EXHIBIT "13" is a Liquidation Analysis of the European Assets. At this time, the Debtor is uncertain what value, if

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                                                       Case No. 00-12731-BKC-RAM


any, may be attributed to the Excluded Assets, but will supplement the Disclosure Statement with this information when it is determined.

                                    SECTION X
                                   CONCLUSION





                     [THIS SECTION INTENTIONALLY LEFT BLANK]

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                                                       Case No. 00-12731-BKC-RAM


         CHS believes that the Plan provides Creditors with the best possible Distribution given the circumstances.

                                                Respectfully submitted,

                                                Tew Cardenas Rebak Kellogg
                                                 Lehman DeMaria & Tague L.L.P.
                                                Attorneys for the Debtor
                                                201 South Biscayne Boulevard
                                                Miami Center, Suite 2600
                                                Miami, FL 33131-4336
                                                Tel: (305) 536-1112
                                                Fax: (305) 536-1116


                                       By: ___________________________________
                                                THOMAS R. LEHMAN, P.A.
                                                Fla. Bar. No. 260746
                                                LYNN MAYNARD GOLLIN, ESQ.
                                                Fla. Bar. No. 621668


                                       CHS Electronics, Inc., the Debtor

                                       By: ___________________________________
                                                BURTON EMMER
                                                Acting Chief Financial Officer

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